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                                                                    EXHIBIT 2.1

                             NETSCOUT SYSTEMS, INC.

                       NETSCOUT SERVICE LEVEL CORPORATION

                            NEXTPOINT NETWORKS, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

                            Dated as of June 13, 2000
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                                TABLE OF CONTENTS

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
ARTICLE I.  THE MERGER...............................................................................................1

1.1      The Merger..................................................................................................1
1.2      Effects of the Merger.......................................................................................1
1.3      Closing.....................................................................................................2
1.4      Approval by the Stockholders of NextPoint...................................................................2
1.5      Certain Other Agreements....................................................................................3

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES....................................................3

2.1      Conversion of Shares of NextPoint Capital Stock.............................................................3
2.2      Escrow Amount...............................................................................................6
2.3      Dissenting Shares...........................................................................................6
2.4      Delivery of Evidence of Ownership...........................................................................7
2.5      No Further Ownership Rights in NextPoint Common Stock.......................................................7
2.6      No Fractional Shares........................................................................................7
2.7      Assumption of Stock Options.................................................................................7
2.8      Warrants for NextPoint Preferred Stock......................................................................8
2.9      Holdback Payment Amounts....................................................................................8
2.10     Special Balance Sheet......................................................................................10

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF NEXTPOINT...........................................................11

3.1      Organization, Standing and Power; Subsidiaries.............................................................11
3.2      Capital Structure..........................................................................................12
3.3      Authority..................................................................................................13
3.4      Compliance with Laws and Other Instruments; Non-Contravention..............................................13
3.5      Technology and Intellectual Property Rights................................................................14
3.6      Financial Statements; Business Information.................................................................16
3.7      Taxes......................................................................................................17
3.8      Absence of Certain Changes and Events......................................................................19
3.9      Personal Property; Real Estate.............................................................................21
3.10     Certain Transactions.......................................................................................22
3.11     Litigation and Other Proceedings...........................................................................22
3.12     No Defaults................................................................................................22
3.13     Major Contracts............................................................................................23
3.14     Material Reductions........................................................................................24
3.15     Insurance and Banking Facilities...........................................................................24
3.16     Employees..................................................................................................24
3.17     Employee Benefit Plans.....................................................................................25
3.18     Certain Agreements.........................................................................................26
3.19     Guarantees and Suretyships.................................................................................26
3.20     Brokers and Finders........................................................................................27
3.21     Certain Payments...........................................................................................27
3.22     Products...................................................................................................27
3.23     Customer and Suppliers.....................................................................................27
3.24     Environmental Compliance...................................................................................27
3.25     Information Statement......................................................................................28
3.26     Year 2000..................................................................................................28
3.27     Disclosure.................................................................................................28
3.28     Reliance...................................................................................................29

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................29

4.1      Organization and Qualification.............................................................................29


                                      -i-
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4.2      Capitalization.............................................................................................29
4.3      Authority Relative to this Agreement.......................................................................29
4.4      Non-Contravention..........................................................................................30
4.5      Reports and Financial Statements...........................................................................30
4.6      Consents and Approvals of Governmental Authorities.........................................................31
4.7      Absence of Certain Changes or Events.......................................................................31
4.8      Litigation.................................................................................................31
4.9      Information Statement......................................................................................31
4.10     Disclosure.................................................................................................32
4.11     Reliance...................................................................................................32
4.12     Qualification of the Merger as a Reorganization............................................................32

ARTICLE V.  COVENANTS OF NEXTPOINT..................................................................................33

5.1      Conduct of Business in Ordinary Course.....................................................................33
5.2      Dividends, Issuance of, or Changes in Securities...........................................................34
5.3      Governing Documents........................................................................................34
5.4      No Acquisitions............................................................................................34
5.5      No Dispositions............................................................................................35
5.6      Indebtedness...............................................................................................35
5.7      Compensation...............................................................................................35
5.8      Claims.....................................................................................................35
5.9      Access to Properties and Records...........................................................................35
5.10     Changes in Accounting Method...............................................................................35
5.11     Consents...................................................................................................35
5.12     Tax Returns................................................................................................35
5.13     Stockholder Approval.......................................................................................35
5.14     Preparation of Information Statement and Solicitation Materials............................................36
5.15     Exclusivity; Acquisition Proposals.........................................................................36
5.16     Notice of Events...........................................................................................36
5.17     Insurance..................................................................................................36
5.18     Tax Matters................................................................................................37
5.19     Commercially Reasonable Efforts............................................................................37
5.20     Employee Matters...........................................................................................37

ARTICLE VI.  COVENANTS OF PARENT....................................................................................37

6.1      Information Statement......................................................................................37
6.2      Consents...................................................................................................37
6.3      Commercially Reasonable Efforts............................................................................37
6.4      Officers and Directors.....................................................................................38
6.6      Private Placement..........................................................................................38
6.7      Notice of Events...........................................................................................38
6.7      Tax Matters................................................................................................38
6.8      Assumption of Debt.........................................................................................38

ARTICLE VII.  MUTUAL COVENANTS......................................................................................39

7.1      Cooperation................................................................................................39
7.2      Employee Benefits..........................................................................................39
7.3      Expenses...................................................................................................39
7.4      Additional Agreements......................................................................................39
7.5      Public Announcements.......................................................................................39
7.6      Confidentiality............................................................................................40
7.7      Hart-Scott-Rodino Filing...................................................................................40
7.8      Merger as a Reorganization.................................................................................40


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ARTICLE VIII.  CONDITIONS PRECEDENT.................................................................................42

8.1      Conditions to Each Party's Obligation to Effect the Merger.................................................42
8.2      Conditions of Obligations of Parent and Merger Sub.........................................................42
8.3      Conditions of Obligation of NextPoint......................................................................44

ARTICLE IX.  INDEMNIFICATION........................................................................................45

9.1      Indemnification Relating to Agreement......................................................................45
9.2      Process of Indemnification.................................................................................46
9.3      Tax Contests...............................................................................................47
9.4      Limitations................................................................................................47
9.5      Binding Effect.............................................................................................48
9.6      Time Limit.................................................................................................48
9.7      Escrow.....................................................................................................48

ARTICLE X.  TERMINATION.............................................................................................48

10.1     Mutual Agreement...........................................................................................48
10.2     Termination by Parent......................................................................................48
10.3     Termination by NextPoint...................................................................................48
10.4     Outside Date...............................................................................................49
10.5     Effect of Termination......................................................................................49

ARTICLE XI.  MISCELLANEOUS..........................................................................................49

11.1     Entire Agreement...........................................................................................49
11.2     Governing Law; Consent to Jurisdiction.....................................................................49
11.3     Notices....................................................................................................50
11.4     Severability...............................................................................................51
11.5     Assignment.................................................................................................51
11.6     Counterparts...............................................................................................51
11.7     Amendment..................................................................................................52
11.8     Extension, Waiver..........................................................................................52
11.9     Interpretation.............................................................................................52
11.10    Knowledge..................................................................................................52

EXHIBITS

Exhibit 1.1           --     Merger Documents
Exhibit 1.5(a)        --     Participation Agreement
Exhibit 1.5(b)        --     Escrow Agreement
Exhibit 8.2(c)        --     Investment Letter
Exhibit 8.2(d)        --     Letter Agreement regarding Options
Exhibit 8.2(e)        --     Employment Agreement
Exhibit 8.2(f)(i)     --     Noncompetition, Nondisclosure and Developments Agreement (for Founding Stockholders)
Exhibit 8.2(f)(ii)    --     Noncompetition, Nondisclosure and Developments Agreement (for Option Holders)
Exhibit 8.2(i)        --     Opinion of Hale and Dorr LLP
Exhibit 8.3(c)        --     Registration Rights Agreement
Exhibit 8.3(d)        --     Opinion of Testa, Hurwitz & Thibeault, LLP


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SCHEDULES

Schedule 3.5(a) --   Cobra Product Plan
Schedule 3.6(c) --   Financial Information
Schedule 3.26   --   S3 Year 2000 Product Compliance Guidelines
Schedule 8.2(d) --   List of Certain Option Holders to Execute Letter Agreement
                     regarding Options and Noncompetition, Nondisclosure and
                     Developments Agreement
Schedule 8.2(j) ---  Required Consents
Schedule 9.1         --- Scheduled Litigation
NextPoint Disclosure Schedule
Schedule of Definitions
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                                      -iv-
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                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 13, 2000 (this "AGREEMENT"), by and among NetScout Systems, Inc., a Delaware corporation ("PARENT"); NetScout Service Level Corporation , a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"); NextPoint Networks, Inc., a Delaware corporation ("NEXTPOINT"); and, solely for purposes of Section 2.9 below, William L. Maro, Bruce Sweet and Bruce A. Kelley, Jr. (each, a "FOUNDING STOCKHOLDER" and collectively, the "FOUNDING STOCKHOLDERS").

         WHEREAS, Parent, Merger Sub, NextPoint and each of the Founding Stockholders deem it advisable and for the mutual benefit of the parties hereto that NextPoint merge with and into Merger Sub under and pursuant to the General Corporation law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the parties intend by executing and delivering this Agreement to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Merger Sub, NextPoint and the Founding Stockholders agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the DGCL, NextPoint will be merged with and into Merger Sub (the "MERGER"). A Certificate of Merger and any other required documents (collectively, the "MERGER DOCUMENTS"), substantially in the form attached as
EXHIBIT 1.1, will be duly prepared, executed and acknowledged by NextPoint and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined in Section 1.3). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the "EFFECTIVE TIME"). Following the Merger, Merger Sub will continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION") under the laws of the State of Delaware, and the separate corporate existence of NextPoint will cease.

         1.2 EFFECTS OF THE MERGER. At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended,
(iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, and (vi) the issued and outstanding
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certificates for the capital stock of Merger Sub will be the issued and outstanding certificates representing all of the issued capital stock of the Surviving Corporation. The Merger is intended to be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

         1.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VIII that by their terms are not to occur at the Closing (the "CLOSING DATE"), and the Parties will use commercially reasonable efforts to cause the Closing Date to occur on June 30, 2000, but in no event later than July 31, 2000, at the offices of Testa, Hurwitz & Thibeault, llp, 125 High Street, Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and NextPoint. If all of the conditions set forth in Article VIII hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

         1.4 APPROVAL BY THE STOCKHOLDERS OF NEXTPOINT.

         (a) NextPoint will take all action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit, promptly after the date hereof, the approval of this Agreement, the Merger and all of the transactions contemplated hereby by all stockholders of NextPoint by means of a written consent of stockholders in accordance with the DGCL, or if it is unable to obtain such written consent, by a duly convened meeting of stockholders. NextPoint will use commercially reasonable efforts to obtain such stockholder approval. NextPoint represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of NextPoint that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

         (b) (i) The stockholders of NextPoint, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the date of this Agreement, William L. Maro and Baker Communications Fund, L.P. (collectively, the "INDEMNIFICATION REPRESENTATIVES"), as their true and lawful agents and attorneys-in-fact to enter into the Escrow Agreement (as hereinafter defined) on their behalf, to exercise all or any of the powers, authority and discretion conferred on them under this Agreement and the agreements contemplated hereby (including, without limitation, the Escrow Agreement), to waive or amend any terms and conditions of any such agreement, to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent may be entitled to indemnification and the Indemnification Representatives agree to act as, and to undertake the duties and responsibilities of, such agents and attorneys-in-fact. This power of attorney is coupled with an interest and is irrevocable.


                                      -2-
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                  (ii) If any Indemnification Representative is unable or
unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the shares of NextPoint Common Stock outstanding (treating the Preferred Stock on an as-converted basis) immediately prior to the Effective Time, and such successors shall serve and exercise the powers of an Indemnification Representative hereunder.

                  (iii) Any action required or permitted to be taken by the Indemnification Representatives hereunder shall require the action of both persons designated as Indemnification Representative, acting unanimously.

         1.5 CERTAIN OTHER AGREEMENTS.

         (a) NextPoint and certain of its stockholders shall have executed the Participation Agreement substantially in the form attached hereto as EXHIBIT 1.5(a) (the "Participation Agreement") simultaneously with the execution of this Agreement.

         (b) On or prior to the Closing Date, Parent, Merger Sub and the Indemnification Representatives shall execute and deliver the Escrow Agreement substantially in the form attached hereto as EXHIBIT 1.5(b) (the "ESCROW AGREEMENT"). (The Escrow Agreement, the Participation Agreement (as defined herein), the Investment Letters (as defined herein), the Registration Rights Agreement (as defined herein), the Letter Agreements regarding Options (as defined herein) and the Employment Agreements (as defined herein) which are required to be delivered under Article VIII are collectively referred to as the "TRANSACTION DOCUMENTS".)

                                   ARTICLE II

              CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES

         2.1 CONVERSION OF SHARES OF NEXTPOINT CAPITAL STOCK.

         (a) Subject, without limitation, to the provisions of Section 2.3 hereof, at the Effective Time, each share of Series A Convertible Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK"), Series B Convertible Preferred Stock, par value $.01 per share (the "SERIES B PREFERRED STOCK"), Series C Convertible Preferred Stock, par value $.01 per share (the "SERIES C PREFERRED STOCK" and together with the Series A Preferred Stock and the Series B Preferred Stock, the "PREFERRED STOCK"), and the Common Stock, par value $.0001 per share, of NextPoint ("NEXTPOINT COMMON STOCK") issued and outstanding immediately prior to the Effective Time, excluding (i) Dissenting Shares (as defined in Section 2.3 hereof), (ii) shares held in the treasury of NextPoint (which shall not be deemed to be outstanding for any purpose under this Agreement) and (iii) shares of capital stock of NextPoint held by Parent or Merger Sub, will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and extinguished and converted into the right to receive the shares of Common Stock, par value $.001 per share, of Parent ("PARENT COMMON STOCK") and cash as set forth in Section 2.1(b) below. Shares of NextPoint Common Stock that are actually issued and outstanding immediately prior to the Effective Time, are sometimes referred to herein as the "OUTSTANDING NEXTPOINT COMMON SHARES." Shares of NextPoint Preferred Stock that are actually


                                      -3-
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issued and outstanding immediately prior to the Effective Time, are sometimes referred to herein as the "OUTSTANDING NEXTPOINT PREFERRED SHARES." All rights, warrants or options to acquire NextPoint Common Stock and securities convertible into NextPoint Common Stock (excluding NextPoint Preferred Stock) that are issued and outstanding immediately prior to the Effective Time and do not expire pursuant to their terms on or before the Closing (each of which is specifically identified in Attachment 3.2(a) to the Disclosure Schedule) are sometimes referred to herein as the "OUTSTANDING NEXTPOINT OPTIONS."

         (b) The number of shares of Parent Common Stock and cash to be issued in exchange for the acquisition of each Outstanding NextPoint Preferred Share and each Outstanding NextPoint Common Share shall be determined, subject to the provisions of Section 7.8, as follows:

                  (i) Each share of Series A Preferred Stock shall be converted into the right to receive (A) cash in an amount equal to the product of (x) the Cash Percentage TIMES (y) the sum of the Series A Preference Amount PLUS the Participation Amount and (B) a number of shares of Parent Common Stock equal to the quotient of (a) the product of (1) the Stock Percentage TIMES (2) the sum of the Series A Preference Amount PLUS the Participation Amount, DIVIDED BY (b) the Average Price.

                  (ii) Each share of Series B Preferred Stock shall be converted into the right to receive (A) cash in an amount equal to the product of (x) the Cash Percentage TIMES (y) the sum of the Series B Preference Amount PLUS the Participation Amount and (B) a number of shares of Parent Common Stock equal to the quotient of (a) the product of (1) the Stock Percentage TIMES (2) the sum of the Series B Preference Amount PLUS the Participation Amount, DIVIDED BY (b) the Average Price.

                  (iii) Each share of Series C Preferred Stock shall be converted into the right to receive (A) cash in an amount equal to the product of (x) the Cash Percentage TIMES (y) the sum of the Series C Preference Amount PLUS the Participation Amount and (B) a number of shares of Parent Common Stock equal to the quotient of (a) the product of (1) the Stock Percentage TIMES (2) the sum of the Series C Preference Amount PLUS the Participation Amount, DIVIDED BY (b) the Average Price.

                  (iv) Each share of Common Stock shall be converted into the right to receive (A) cash in an amount equal to the product of (x) the Cash Percentage TIMES (y) the Participation Amount and (B) a number of shares of Parent Common Stock equal to the quotient of (a) the product of (1) the Stock Percentage TIMES (2) the Participation Amount, DIVIDED BY (b) the Average Price.

         (c) All references (including without limitation references in Sections 2.1(e) and 7.8 hereof) in this Agreement to the number of shares of Parent Common Stock issuable in exchange for the acquisition of each Outstanding NextPoint Preferred Share and each Outstanding NextPoint Common Share shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock between the date of this Agreement and the Effective Time.


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         (d) The following definitions will be used in making the calculation under Section 2.1(b):

         "AGGREGATE LIQUIDATION PREFERENCE" means $18,834,671.11 if the Closing Date is on or before July 11, 2000, $19,034,666.26 if the Closing Date is between July 12, 2000 and July 30, 2000, and $19,134,686.86 thereafter.

         "AVERAGE PRICE" means $13.32 (adjusted, as appropriate, for any stock split, stock dividend, reclassification, recapitalization or similar event).

         "BANKER FEES" means the $1,000,000 fee and expenses payable to Hambrecht & Quist LLC, which shall be the only fees and expenses due by NextPoint to any financial advisor hereunder.

         "BASE AMOUNT" means $55,000,000.

         "CASH PERCENTAGE" means 41.18%.

         "DEAL EXPENSES" means all fees and expenses incurred by all of NextPoint's accounting, financial and legal advisors prior to the Closing excluding Banker Fees.

         "FULLY DILUTED SHARES" means all outstanding shares of NextPoint Preferred Stock (on an as-converted basis), NextPoint Common Stock and Outstanding NextPoint Options.

         "MODIFIED BASE AMOUNT" means the (i) the sum of (A) the Base Amount PLUS (B) Net Working Capital less (ii) the sum of (A) the Banker Fees PLUS (B) the Deal Expenses.

         "NET WORKING CAPITAL" means (i) total current assets less total current liabilities (including any debt owing to Parent, but excluding the current portion of long-term liability) LESS long-term liabilities that are not assumable by Parent or the Surviving Corporation as of the Closing (including the current portion thereof) PLUS (ii) deferred revenue (each of clauses (i) and
(ii) based on information set forth on the Special Balance Sheet).

         "PARTICIPATION AMOUNT" means (i) the Modified Base Amount LESS the Aggregate Liquidation Preference DIVIDED by (ii) Fully Diluted Shares.

         "SERIES A PREFERENCE AMOUNT" means $1.00.

         "SERIES B PREFERENCE AMOUNT" means $5.53.

         "SERIES C PREFERENCE AMOUNT" means $9.21.

         "SPECIAL BALANCE SHEET" means the balance sheet of NextPoint delivered pursuant to Section 2.10.

         "STOCK PERCENTAGE" means 58.82%.

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         "TRADING DAY" means days on which closing prices for purchases and sales of Parent Common Stock are reported by the Nasdaq National Market.

         (e) In no event will (i) Parent be required to issue more than 3,000,000 shares of Parent Common Stock, including the shares of Parent Common Stock issuable upon the exercise of the assumed Stock Options and Warrants under Sections 2.7 and 2.8 (the "MAXIMUM STOCK"), and $30 million in cash, including non-assumable indebtedness paid by Parent at the Closing (offset by the amount of cash reflected on the Special Balance Sheet), Deal Expenses and Banker Fees (the "MAXIMUM CASH"), and (ii) the sum of the Maximum Cash PLUS the product of the Maximum Stock TIMES the Average Price exceed the Base Amount. To the extent the value of the Maximum Stock and the Maximum Cash calculated as set forth above would exceed the Base Amount, Parent shall have the right to (A) reduce each component on a pro-rata basis or (B) reduce solely the cash component so that the total value of the consideration issued in the Merger equals the Base Amount. The shares of Parent Common Stock to be issued pursuant to Section 2.1(b) above are collectively referred to as "PARENT MERGER SHARES."

         2.2 ESCROW AMOUNT. Fifteen percent (15%) of (a) the shares of Parent Common Stock to be issued pursuant to Section 2.1(b) or Section 7.8 herein, as applicable, rounded up to the nearest whole share (the "ESCROW SHARES") and (b) the cash to be issued pursuant to Section 2.1(b) or Section 7.8 herein, as applicable (the "ESCROW CASH" and together with the Escrow Shares, the "ESCROW AMOUNT") will be deposited and held in escrow in accordance with the Escrow Agreement as the sole source of indemnification payments that may become due to Parent pursuant to Article IX; provided, however, that no shares described in
Section 2.9 shall be placed in escrow. The Escrow Amount will be withheld on a pro rata basis among the holders of the Outstanding NextPoint Preferred Shares and the Outstanding NextPoint Common Shares based on the Parent Merger Shares received by each Person. The delivery of the Escrow Amount will be made on behalf of the holders of the Outstanding NextPoint Preferred Shares and the Outstanding NextPoint Common Shares by Parent in accordance with the provisions hereof, with the same force and effect as if such amounts had been delivered by Parent directly to such holders and subsequently delivered by such holders to the Escrow Agent. The adoption of this Agreement by stockholders of NextPoint will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger.

         2.3 DISSENTING SHARES. Any holder of shares of NextPoint Common Stock or NextPoint Preferred Stock that are outstanding on the record date for the determination of which holders will be entitled to vote for or against the Merger who did not vote such shares in favor of the Merger or sign and deliver a written consent thereto with respect to such shares (the shares of NextPoint Common Stock or NextPoint Preferred Stock then outstanding that are not thus voted or as to which such consents are not signed and delivered are referred to as "DISSENTING SHARES") will be entitled to exercise dissenters' rights pursuant to Section 262 of the DGCL with respect to such Dissenting Shares PROVIDED THAT such holder meets all of the requirements of the DGCL with respect to such Dissenting Shares, and will not be entitled to receive Parent Merger Shares, unless otherwise provided by the DGCL or agreed in writing by Parent. NextPoint or the Surviving Corporation will, after consultation with Parent, give such notices with respect to dissenters' rights as may be required by the DGCL as soon as practicable.

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         2.4 DELIVERY OF EVIDENCE OF OWNERSHIP. At the Closing or promptly thereafter, each holder of a certificate or other documentation representing Outstanding NextPoint Preferred Shares or Outstanding NextPoint Common Shares, other than Dissenting Shares, will surrender such certificates and such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, and upon such surrender and after the Effective Time each such holder will be entitled to receive promptly from Parent or its transfer agent certificates registered in the name of such stockholder representing the applicable number of Parent Merger Shares, and the cash, without interest (calculated pursuant to Sections 2.1 and 2.6, which will be paid by check), to which such stockholder is entitled pursuant to the provisions of this Agreement, subject to a portion of such shares and cash to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2. Pending such surrender and exchange, such NextPoint Preferred Shares or NextPoint Common Shares (other than Dissenting Shares) shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of such stockholder thereof, to evidence only the right to receive certificates registered in the name of such holder representing the applicable number of Parent Merger Shares, and the cash, without interest (calculated pursuant to Sections 2.1 and 2.6, which will be paid by check), to which such stockholder is entitled pursuant to the provisions of this Agreement, subject to a portion of such shares and cash to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2.

         2.5 NO FURTHER OWNERSHIP RIGHTS IN NEXTPOINT COMMON STOCK. After the Effective Time, there will be no transfers on the stock transfer books of NextPoint of NextPoint Common Stock or NextPoint Preferred Stock. Until surrendered to Parent, each certificate for NextPoint Common Stock or NextPoint Preferred Stock will, after the Effective Time, represent only the right to receive shares of Parent Common Stock and the right to receive cash into which the shares of NextPoint Common Stock or NextPoint Preferred Stock formerly represented thereby will have been converted pursuant to this Agreement. Any dividends or other distribution declared after the Effective Time with respect to Parent Common Stock will be paid to the holder of any certificate for shares of NextPoint Common Stock or NextPoint Preferred Stock when the holder thereof is entitled to receive a certificate for such holder's Parent Merger Shares in accordance with this Agreement.

         2.6 NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Outstanding NextPoint Preferred Shares and Outstanding NextPoint Common Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction MULTIPLIED BY the Average Price.

         2.7 ASSUMPTION OF STOCK OPTIONS. At the Effective Time, Parent shall assume each of the options to purchase NextPoint Common Stock identified on Attachment 3.2(a) to the Diclosure Schedule (the "STOCK OPTIONS") and each holder thereof (each an "OPTION HOLDER") shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms and subject to the same conditions, except as may be provided in any agreement with the Option Holder, the number of shares of Parent

Common Stock determined by MULTIPLYING (i) the number of shares of NextPoint Common Stock for which such Stock Option is then exercisable in accordance with its terms immediately prior to the Effective Time by (ii) the quotient of the Participation Amount DIVIDED BY the Average Price (rounded down to the nearest whole share), at an exercise or conversion price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by DIVIDING the exercise price per share of NextPoint Common Stock of such Stock Option immediately prior to the Effective Time by the quotient of the Participation Amount DIVIDED BY the Average Price. It is the intention of the parties that the Stock Options assumed by Parent qualify following the Effective Time as "incentive stock options" under Section 422 of the Code to the extent the Stock Options qualified as incentive stock options immediately prior to the Effective Time. Except as specifically contemplated by this Agreement or the Transaction Documents, the term, exercisability, vesting schedule, and all of the other terms of the Stock Options shall otherwise remain unchanged. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Stock Options assumed in accordance with this Section 2.7. Within 15 days after the Effective Time, Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "SECURITIES ACT") with respect to all shares of Parent Common Stock subject to such Stock Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

         2.8. WARRANTS FOR NEXTPOINT PREFERRED STOCK. At the Effective Time, Parent shall assume the warrants exercisable for NextPoint Preferred Stock (all of which are identified on Attachment 3.2(a) to the Disclosure Schedule) ("OUTSTANDING NEXTPOINT WARRANTS") and each holder thereof shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of such holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, the number of shares of Parent Common Stock and cash that such holder would have received had it exercised such warrant prior to the Effective Time.

         2.9 HOLDBACK PAYMENT AMOUNTS.

         (a) Upon consummation of the Merger, Parent shall retain and hold, with respect to each Founding Stockholder, the number of Parent Merger Shares issued to each Founding Stockholder having an aggregate value equal to the quotient of
(x) the product of (i) 50% TIMES (ii) the sum of (A) the cash received by such Founding Stockholder in the Merger for the exchange of his shares of NextPoint Common Stock, PLUS (B) the product of (1) the number of Parent Merger Shares received by such Founding Stockholder for the exchange of his shares of NextPoint Common Stock in the Merger TIMES (2) the Average Price DIVIDED BY (y) the Average Price. The number of Parent Merger Shares withheld with respect to each Founding Stockholder is hereinafter referred to as the "HOLDBACK SHARES". The retention by Parent of the Holdback Shares will be made on behalf of each Founding Stockholder in accordance with the provisions hereof, with the same force and effect as if such shares had been delivered by Parent directly to such Founding Stockholder and subsequently delivered by such Founding Stockholder to Parent in escrow. For purposes of this Section 2.9, William L. Maro shall be referred to as "MARO" and each of Bruce Sweet and Bruce A. Kelley, Jr. shall be referred to as an "OTHER FOUNDING STOCKHOLDER".

         (b) Within five business days after the end of the three month anniversary of the Closing, Parent shall distribute to Maro 100% of his Holdback Shares ("MARO'S RELEASE DATE").

         (c) Provided that an Other Founding Stockholder has remained continuously employed by Parent, on each date set forth below (or the first business day following such date if such date is not a business day) (the "OTHER FOUNDING STOCKHOLDERS' RELEASE DATE"), Parent shall distribute to such Other Founding Stockholder that percentage of such Other Founding Stockholder's Holdback Shares set forth below:

                                              PERCENTAGE OF HOLDBACK SHARES TO BE DISTRIBUTED TO EACH
                  DATE                                       OTHER FOUNDING STOCKHOLDER
                  ----                                       --------------------------
                  September 30, 2000                                     11%
                  December 31, 2000                                      12%
                  March 31, 2001                                         12%
                  June 30, 2001                                          12%
                  September 30, 2001                                     12%
                  December 31, 2001                                     12.5%
                  March 31, 2002                                        12.5%
                  June 30, 2002                                          16%

         (d) TERMINATION OF EMPLOYMENT; DEATH OR DISABILITY.

                  (i) WITHOUT CAUSE OR FOR GOOD REASON; DEATH OR DISABILITY, CHANGE OF CONTROL. In the event that (A) a Founding Stockholder's employment is terminated before such Founding Stockholder's applicable Release Date either by Parent without Cause or by such Founding Stockholder for Good Reason or (B) the Founding Stockholder dies or becomes disabled all of such Founding Stockholder's remaining Holdback Shares shall be distributed to such Founding Stockholder as of the date of his termination of employment.

                  (ii) WITH CAUSE OR WITHOUT GOOD REASON. In the event that a Founding Stockholder's employment is terminated before such Founding Stockholder's applicable Release Date either (A) by Parent with Cause or (B) by such Founding Stockholder without Good Reason, Parent's obligation to distribute Holdback Shares to such Founding Stockholder in accordance with the provisions of this Section 2.9, and all of such Founding Stockholder's rights to receive such Holdback Shares, shall automatically (without the need for further action) be terminated and no additional distributions of Holdback Shares shall be made by Parent to such Founding Stockholder thereafter.

                  (iii) DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

                        A.   "Cause" means:

                             (a) Founding Stockholder's conviction of, or plea
of guilty or NOLO CONTENDERE to, any felony or a crime involving moral turpitude;

                             (b) Founding Stockholder's commission of fraud,
embezzlement, or misappropriation of funds against the Parent or any of its subsidiaries;

                             (c) (i) Founding Stockholder's failure or refusal
to perform the lawful and reasonable duties assigned to him by the Parent or any of its subsidiaries; (ii) Founding Stockholder's material breach of any one or more of the provisions of this Agreement or any employment contract with the Parent or any of its subsidiaries; or (iii) Founding Stockholder's failure to comply in any material respect with Parent's or any of its subsidiaries lawful policies; provided, however, that Founding Stockholder will be entitled to written notice and a 15-day cure period for a refusal, failure or breach under this Section (c) if and only if the failure, refusal or breach is capable of cure.; or

                             (d) Founding Stockholder's breach of any one or
more of the provisions of his or her Noncompetition, Nondisclosure and Developments Agreement with Parent or any of its subsidiaries; provided, however, that Founding Stockholder will be entitled to written notice and a 15-day cure period for a breach under this Section (d) if and only if the failure, refusal or breach is capable of cure.

                           B. "GOOD REASON" means (a) the Parent's material
breach of this Agreement; (b) failure of Parent to maintain the Founding Stockholder in a position of comparable title and responsibility as those in effect immediately prior to the Closing (it being understood that this clause shall not apply to William Maro for so long as he remains Vice President of Corporate Development for Parent); (c) reduction in the Founding Stockholder's base salary; (d) a change in the location in which Founding Stockholder performs his principal duties for Parent to a new location which is more than 33 miles from NextPoint's offices at 68 Tadmuck Road, Westford, Massachusetts (provided that Cambridge, Massachusetts is deemed hereby to be an acceptable location); or
(e) a material breach by Parent of any employment contract with the Founding Stockholder; PROVIDED, HOWEVER, that an event described in this Section 2.9(b)(iii) shall not constitute Good Reason unless it is communicated by the Founding Stockholder to the Parent in writing and is not corrected by the Parent or any of its subsidiaries to the Founding Stockholder's reasonable satisfaction within 15 days of the date of the Founding Stockholder's delivery of such written notice to the Parent.

                           C. "DISABILITY" means the inability of the Founding
Stockholder, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform his services as an employee or consultant of Parent, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Founding Stockholder and Parent, PROVIDED THAT if the Founding Stockholder and Parent do not agree on a physician, the Founding Stockholder and Parent shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

         2.10 SPECIAL BALANCE SHEET. As of the third business day prior to the anticipated Closing Date (the "SPECIAL BALANCE SHEET DATE"), NextPoint shall prepare and deliver to Parent a pro forma balance sheet as of the Special Balance Sheet Date (the "SPECIAL BALANCE SHEET") and a written statement based on the Special Balance Sheet setting forth its calculation of Net Working

Capital (as defined in Section 2.1), each of which shall be prepared in consultation with (but without receipt of any report or comfort letter from) PricewaterhouseCoopers LLP. The Special Balance Sheet shall (i) be prepared on a pro forma basis giving effect to the (A) conversion of such portion of the Investor Loans (as defined below) for which NextPoint has received an irrevocable conversion notice to be effective on or prior to the Closing Date (in form reasonably acceptable to Parent) prior to the Special Balance Sheet Date and (B) exercise of Outstanding NextPoint Warrants, for which NextPoint has received an irrevocable exercise notice to be effective on or prior to the Closing Date (in form reasonably acceptable to Parent) prior to the Special Balance Sheet Date (including receipt of the exercise price); (ii) be prepared in accordance with GAAP applied on a basis consistent both as to classification of items and amounts with the Financial Statements (as defined in Section 3.6) and (iii) fairly present in all material respects the consolidated financial position of NextPoint on a pro forma basis as of the Special Balance Sheet Date. "Investor Loans" means the Demand Convertible Loan and Security Agreement, dated January 21, 2000, between NextPoint and Chestnut Partners, Inc., Polaris Venture Partners, L.P. and Baker Communications Fund, L.P., as the lenders, and Baker Communications Fund, L.P., as agent.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF NEXTPOINT

         Except as set forth in the disclosure schedule of NextPoint dated as of the date hereof and delivered herewith to Parent (the "DISCLOSURE SCHEDULE"), NextPoint hereby represents to Parent and Merger Sub that the statements contained in this Article III are true, complete and current. The Disclosure
Schedule identifies the section and subsection to which each disclosure therein relates and the disclosures in the Disclosure Schedule shall qualify only to the section and subsection to which each disclosure therein relates.

         3.1 ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

         (a) NextPoint is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of NextPoint. All jurisdictions in which NextPoint is qualified to do business are set forth in Section 3.1(a) of the Disclosure Schedule.

         As used in this Agreement, "BUSINESS CONDITION" with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (without giving effect to the consequences of the transactions contemplated by this Agreement, and other than changes in general economic conditions) of such Person or Persons including its Subsidiaries taken as a whole. In this Agreement, a "SUBSIDIARY" of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity. In this Agreement, "PERSON" means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

         All Subsidiaries of NextPoint (the "NEXTPOINT SUBSIDIARIES") and their jurisdiction of incorporation are completely and correctly listed in Section 3.1(a) of the Disclosure Schedule. NextPoint has delivered to Parent complete and correct copies of the certificate of incorporation, bylaws and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of NextPoint and of the NextPoint Subsidiaries, in each case, as amended to the date hereof. The minute books and stock records of NextPoint and of the NextPoint Subsidiaries, complete and correct copies of which have been delivered to Parent, contain correct and complete records of proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of NextPoint and each NextPoint Subsidiary, respectively, and of their respective Boards of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of NextPoint's and each NextPoint Subsidiary's capital stock and other securities. Section 3.1(a) of the Disclosure Schedule contains a complete and correct list of the officers and directors of NextPoint and each NextPoint Subsidiary.

         (b) NextPoint has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each NextPoint Subsidiary are owned beneficially and of record by NextPoint free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever ("LIENS"); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the NextPoint Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than NextPoint or one of the other NextPoint Subsidiaries.

         Each NextPoint Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of NextPoint. All jurisdictions in which each NextPoint Subsidiary is qualified to do business are set forth in Section 3.1(b) of the Disclosure Schedule.

         3.2 CAPITAL STRUCTURE.

         (a) As of the date of this Agreement, the authorized capital stock of NextPoint consists of: (i) 7,250,000 shares of NextPoint Common Stock, of which 2,391,874 shares are issued and outstanding; and (ii) 3,361,630 shares of Preferred Stock, $.01 par value per share, of which 1,100,000 shares are designated as Series A Convertible Preferred Stock, all of which are issued and outstanding; of which 542,495 shares have been designated Series B Convertible Preferred Stock, all of which are issued and outstanding; and of which 1,719,135 shares have been designated Series C Convertible Preferred Stock, 1,289,749 of which are issued and outstanding. Section 3.2(a) of the Disclosure Schedule sets forth each respective holder of

NextPoint capital stock, the class and series of each type of capital stock held by such holder and the number of shares of each class and series of capital stock held by such holder. Section 3.2(a) of Disclosure Schedule also sets forth any options, warrants, calls, agreements, contracts, restrictions, or rights of any character (each, a "NEXTPOINT OPTION") to which NextPoint is a party or by which NextPoint may be bound obligating NextPoint to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of NextPoint, or obligating NextPoint to grant, extend, or enter into any such option, warrant, call, agreement, contract, restriction, arrangement or right.

         (b) All outstanding shares of NextPoint capital stock are, and any shares of NextPoint capital stock issued upon exercise of any NextPoint Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which NextPoint is a party or by which NextPoint may be bound. Except as set forth in Section 3.2(b) of the Disclosure Schedule, NextPoint does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of NextPoint capital stock on any matter ("NEXTPOINT VOTING DEBT") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

         3.3 AUTHORITY. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by NextPoint have been duly authorized by all necessary action of the Board of Directors of NextPoint, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders (and other securityholders) of NextPoint. Certified copies of the resolutions adopted by the Board of Directors of NextPoint and its stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. NextPoint has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed and delivered by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of NextPoint in accordance with its terms.

         3.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS; NON-CONTRAVENTION. NextPoint holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) material to the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations. There have not been any violations, are no violations or, to the knowledge of NextPoint, claimed violations of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation, except for any violations that would not have a material adverse effect on the Business Condition of NextPoint. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by NextPoint, nor the consummation of the Merger or the other transactions contemplated by the Transaction Documents, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of NextPoint or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which NextPoint is a party, or under which NextPoint is obligated, or by which NextPoint or any of the rights, properties or assets of NextPoint are subject or bound; result in the creation of any Lien upon, or otherwise materially adversely affect, any of the rights, properties or assets of NextPoint; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which NextPoint is a party, or under which NextPoint is obligated, or by which NextPoint or any of the rights, properties or assets of NextPoint are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which NextPoint is a party, or under which NextPoint may be obligated, or by which NextPoint or any of the rights, properties or assets of NextPoint are subject or bound other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on the Business Condition of NextPoint. Section 3.4 of the Disclosure Schedule sets forth each agreement, contract or other instrument binding upon NextPoint requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and the other Transaction Documents by NextPoint or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "CONSENT"). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a "CONSENT") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to NextPoint in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents by NextPoint or the consummation of the Merger or any other transaction described herein, except for the filing by NextPoint and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

         3.5 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

        (a) For the purposes of this Agreement, "NEXTPOINT INTELLECTUAL PROPERTY" consists of the following intellectual property:

            (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

            (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

            (iii) all other tangible or intangible proprietary information and materials; and

            (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of NextPoint or that are being, and/or have been, used, or are currently under development for use (which shall mean solely the Cobra Product Plan as of June 11, 2000 attached as SCHEDULE 3.5(A) ("Cobra Product Plan")) in the business of NextPoint as it has been or is currently conducted; PROVIDED, HOWEVER, that NextPoint Intellectual Property will not include any commercially available third party software or related intellectual property.

         (b) Section 3.5(b) of the Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in NextPoint Intellectual Property and owned by or on behalf of NextPoint; and (ii) all licenses, sublicenses and other agreements to which NextPoint is a party and pursuant to which NextPoint or any other person is authorized to use any NextPoint Intellectual Property or exercise any other right with regard thereto.

          (c) NextPoint Intellectual Property consists solely of items and rights that are either: (i) owned solely by NextPoint; (ii) in the public domain; or (iii) rightfully used and authorized for use by NextPoint and its successors pursuant to a valid license. All NextPoint Intellectual Property that consists of license or other rights to third party property (other than rights pursuant to generally commercially available software) is separately set forth in Section 3.5(c) of the Disclosure Schedule. Except as otherwise provided in the licenses listed in Section 3.5(b) of the Disclosure Schedule, NextPoint has all rights in NextPoint Intellectual Property necessary to carry out NextPoint's current and former activities and planned development of the Cobra Product referred to in the Cobra Product Plan, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell NextPoint Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

         (d) NextPoint is not, nor as a result of the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party, or performance of NextPoint's obligations hereunder or the consummation of the Merger, will NextPoint be, in violation of any license, sublicense or other agreement relating to any NextPoint Intellectual Property to which NextPoint is a party or otherwise bound. NextPoint is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by NextPoint or Parent, as successor to NextPoint, in NextPoint Intellectual Property.

         (e) The business and operations of NextPoint, including the use by NextPoint of the NextPoint Intellectual Property, do not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, or other intellectual property right, of any Person, except for any such infringement that would not have a material adverse effect on the Business Condition of NextPoint. No claims (i) challenging the validity, effectiveness, or ownership by NextPoint of any NextPoint Intellectual Property, or (ii) to the knowledge of NextPoint, to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by NextPoint infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted or, to the knowledge of NextPoint (as defined below), are threatened by any Person. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any NextPoint Intellectual Property, other than review of pending applications for patent, and to NextPoint's knowledge, no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. To NextPoint's knowledge, all granted or issued patents and mask works and all registered trademarks and copyright registrations owned by NextPoint are valid, enforceable and subsisting. To the knowledge of NextPoint, there is no unauthorized use, infringement, or misappropriation of any NextPoint Intellectual Property owned by NextPoint by any third party, employee or former employee.

         (f) Section 3.5(f) of the Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, material NextPoint Intellectual Property owned by NextPoint. NextPoint has secured from all such parties valid and enforceable written assignments of any such work or other rights to NextPoint and has made copies of such assignments available to Parent.

         (g) NextPoint has obtained written agreements from all employees and from third parties with whom NextPoint has shared confidential proprietary information (i) of NextPoint or (ii) received from others that NextPoint is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. NextPoint has made available copies of such written agreements, as executed, to Parent.

         3.6 FINANCIAL STATEMENTS; BUSINESS INFORMATION.

         (a) NextPoint has delivered to Parent an unaudited balance sheet (the "UNAUDITED BALANCE SHEET") as of April 30, 2000 (the "UNAUDITED BALANCE SHEET DATE") and audited balance sheets (the "AUDITED BALANCE SHEETS") as of December 31, 1999 (the "AUDITED BALANCE SHEET DATE") and December 31, 1998, unaudited statements of income and cash flows for the four-month period ended April 30, 1999 and audited statements of income and cash flows for its 1999 and 1998 fiscal years (all of such balance sheets and statements of income and cash flows are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial
Statements: (i) are in accordance with the books and records of NextPoint; (ii) present fairly in all material respects the financial position of NextPoint as of the date indicated and the results of its operations and cash flows for such periods; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate and except as described in the Section 3.6(a) of the Disclosure Schedule). As of the Unaudited Balance Sheet Date, there were no material liabilities, claims or obligations of a nature required to be set forth on a balance sheet prepared in accordance with GAAP that are not shown or provided for either in the Unaudited Balance Sheet or Section 3.6(a) of the Disclosure Schedule, and since the Unaudited Balance Sheet Date, NextPoint has incurred no liabilities, claims or obligations of any nature, whether known, unknown, accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by NextPoint in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

         (b) All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Unaudited Balance Sheet or as disclosed in Section 3.6(b) of the Disclosure Schedule, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or, in NextPoint's reasonable belief, are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by NextPoint since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible, in NextPoint's reasonable belief, subject to an appropriate reserve determined in a manner consistent with past practices of NextPoint, in the ordinary course of business. No accounts, notes or other receivables are contingent upon the performance by NextPoint of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

         (c) To NextPoint's knowledge, the financial information attached as
SCHEDULE 3.6(C) reflects a good faith estimate by NextPoint of its future results specified therein for the period indicated; Parent and Merger Sub acknowledge and agree that (i) such information is highly subjective, likely to vary from actual results materially based on factors beyond the control of NextPoint and the NextPoint Holders and is in no way a guaranty of NextPoint's future operating results and (ii) from and after the Closing, Parent will control NextPoint's operations and Parent's management of NextPoint will be central to NextPoint's future operating results.

         3.7 TAXES.

         (a) The term "TAXES" as used herein means all federal, state, local and foreign income tax, alternative or add-on minimum taxes, estimated, gross income, gross receipts, sales, use, property gains, ad valorem, registration, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, social security, Medicare, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Section 59A of the Code) or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, whether disputed or not, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes. The term "TAX RETURNS" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "TAX RETURN" means any one of the foregoing Tax Returns. For the purposes of this
Section 3.7, the term "NextPoint" shall mean NextPoint and each of its subsidiaries, unless the context does not so allow.

         (b) Except as disclosed in Section 3.7(b) of the Disclosure Schedule, NextPoint has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on any Tax Returns), including, without limitation, all Taxes which NextPoint is obligated to withhold for amounts owing to employees, creditors and third parties including withholding required as a result of the transactions contemplated by this Agreement. All Tax Returns filed by NextPoint were complete and correct in all material respects, and such Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status and other matters of NextPoint and any other information required to be shown thereon. None of the Tax Returns filed by NextPoint or Taxes payable by NextPoint have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to NextPoint's knowledge, threatened. NextPoint is not currently the beneficiary of any extension of time within which to file any Tax Return, and NextPoint has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Tax Returns filed by NextPoint contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). NextPoint is not a party to any Tax sharing agreement or similar arrangement. NextPoint has never been a member of a group filing a consolidated federal income Tax Return or a consolidated, combined or other affiliated group state, local or foreign Tax Return (other than a group the common parent of which was NextPoint), and NextPoint does not have any liability for the Taxes of any Person (other than NextPoint) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

         (c) NextPoint is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 404 of the Code. NextPoint has not made any change in accounting method or practice and has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and NextPoint will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. NextPoint does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No portion of the merger consideration is subject to Tax withholding. No claim has ever been made to NextPoint in writing by any Governmental Entity in a jurisdiction where NextPoint does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Except for Section 3.5(c), none of the shares of outstanding capital stock of NextPoint are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Except for (i) shares of NextPoint Common Stock or NextPoint Preferred Stock issued upon the exercise of Outstanding NextPoint Options or the planned conversion of the Investor Loans, or (ii) shares of NextPoint Common Stock which may be issued upon conversion of NextPoint Preferred Stock, no NextPoint stock has been issued since February 24, 2000, the date on which formal or informal negotiations with respect to the transactions contemplated by this Agreement began.

         (d) There are no liens for Taxes upon the assets of NextPoint other than for ad valorem Taxes not yet due and payable. Other than for ad valorem Taxes not yet due and payable, the unpaid Taxes of NextPoint did not, as of the Audited Balance Sheet Date and will not, through and including the Closing Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Audited Balance Sheet, disregarding Taxes which would be incurred if the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. NextPoint has not incurred any Taxes subsequent to the Audited Balance Sheet Date through the Closing Date except in the ordinary course of business, disregarding Taxes which would be incurred if the Merger were to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code. NextPoint is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

         (e) NextPoint has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations.

         (f) Schedule 3.7(f) contains a list of all jurisdictions (whether domestic or foreign) in which any Tax is properly payable or in which any Tax Return is required to be filed by NextPoint.

         (g) Neither NextPoint nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger contemplated by this Agreement.

         (h) NextPoint will transfer to the Merger Sub in the Merger at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately before the Merger (for the purposes of this representation, amounts used by NextPoint to pay reorganization expenses, if any, will be included as assets of NextPoint held immediately before the Merger).

         3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as contemplated by this Agreement and the other Transaction Documents and except as disclosed in
Section 3.8 of the Disclosure Schedule, from the Audited Balance Sheet Date, there has not been:

         (a) Any material adverse change in NextPoint's Business Condition, other than the continued incurrence of operating losses and changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to NextPoint's Business Condition; or, without limiting the foregoing, any material loss of or material damage to any of the properties of NextPoint due to fire or other casualty or other loss, whether or not insured, amounting to more than $20,000 in the aggregate;

         (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other security of NextPoint, or any repurchase, redemption, retirement or other acquisition by NextPoint of any outstanding shares of NextPoint capital stock, any Outstanding NextPoint Option, or other securities of, or other equity or ownership interests in, NextPoint;

         (c) Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) involving more than $15,000 other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business and consistent with past practice ("ORDINARY COURSE OF BUSINESS");

         (d) Any change in the Charter Documents of NextPoint or any amendment of any term of any outstanding security of NextPoint;

         (e) Any incurrence, assumption or guarantee by NextPoint of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount exceeding $10,000;

         (f) Any creation or assumption by NextPoint of any Lien on any asset;

         (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

         (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

         (i) Except in the ordinary course of business, any material transaction or commitment made, or any material contract or agreement entered into, by NextPoint relating to its assets or business (including the acquisition or disposition of any material assets) or any relinquishment by NextPoint of any material contract or other right;

         (j) Any (i) grant of any severance or termination pay to any director, officer or employee of NextPoint, (ii) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, officer or employee of NextPoint (other than at will employment arrangements), (iii) material change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (iv) material change in compensation, bonus or other benefits payable to directors, officers or employees of NextPoint or (v) change in the payment or accrual policy with respect to any of the foregoing;

         (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of NextPoint, or any lockouts, strikes, slowdowns, work stoppages or, to the knowledge of NextPoint, threats thereof by or with respect to any employees of NextPoint or any claims of wrongful discharge, discrimination, or any other claim of unlawful employment action against NextPoint which would have, individually or in the aggregate, a material adverse effect on the Business Condition of NextPoint;

         (l) Any notes or accounts receivable or portions thereof written off by NextPoint as uncollectable in an aggregate amount exceeding $10,000, except where reserved for in the Unaudited Balance Sheet or the Special Balance Sheet;

         (m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which NextPoint is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of NextPoint or phantom stock interest in NextPoint other than as described in
Section 3.2(a) of the Disclosure Schedule;

         (n) Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $10,000;

         (o) Any sale, assignment or transfer of any NextPoint Intellectual Property or other similar assets, including licenses therefor, other than the grant of licenses in the ordinary course of business;

         (p) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $20,000;

         (q) Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which NextPoint or any of its corporate officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act of any such Person, has any direct or indirect ownership interests; or

         (r) Any change in any method of accounting or accounting practice by NextPoint; and

         (s) Any agreement undertaking or commitment to do any of the foregoing.

         3.9 PERSONAL PROPERTY; REAL ESTATE.

         (a) NextPoint has good title, free and clear of all material title defects and Liens (including, without limitation, leases, subleases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to, or a valid leasehold interest in, all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used by NextPoint in its business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. Schedule 3.9(a) of the Disclosure Schedule sets forth, as of April 30, 2000, all (i) computer equipment and (ii) other personal property, in each case having a depreciated book value of $20,000 or more, which are owned or held under a capital lease by NextPoint in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used by NextPoint in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

         (b) All real property leases, subleases and occupancy agreements as to which NextPoint is a party and any amendments or modifications thereof and a description of all such real property leased or subleased to or by NextPoint are set forth in Section 3.9(b) of the Disclosure Schedule. NextPoint does not own any real property. True and complete copies of each lease, sublease and occupancy agreement have been provided to Parent, and such leases, subleases and occupancy agreements constitute the entire understanding relating to NextPoint's use and occupancy of the leased premises. The leases, subleases and occupancy agreements are presently in full force and effect without further amendment or modification and afford NextPoint peaceful and undisturbed possession of the subject matter of such leases, subleases or occupancy agreement. NextPoint or, to the knowledge of NextPoint, any landlord, sublandlord or occupant that is a party to such lease, sublease and occupancy agreement is not in material default in the performance of their obligations under any lease, and NextPoint does not know of any state of facts which with the giving of notice or the passage of time, or both, would constitute a default by NextPoint or any other party thereunder.

         (c) All rent, additional rent and any other charges due and payable by NextPoint under any lease, sublease or occupancy agreement have been paid as of the date of this Agreement and will be as of the Closing Date. The consent of the master landlords under any subleases have been duly received with respect to any sublease.

         3.10 CERTAIN TRANSACTIONS. Except as disclosed in Section 3.10 of the Disclosure Schedule and except for (a) relationships with NextPoint as an officer, director, or employee thereof (and compensation by NextPoint in consideration of such services) and (b) relationships with NextPoint as stockholders or option holders therein, none of the directors, officers, or stockholders or other securityholders of NextPoint, or, to the knowledge of NextPoint, any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with NextPoint, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had an interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of NextPoint's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of NextPoint, or any supplier, distributor, or customer of NextPoint, except for the normal rights of a stockholder of NextPoint, and except for rights under existing employee benefit plans.

         3.11 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in Section
3.11 of the Disclosure Schedule there is no action, suit, claim, investigation or proceeding pending against NextPoint or its properties and assets before any court or arbitrator or any Governmental Entity or, to the knowledge of NextPoint, threatened against NextPoint or its properties and assets. NextPoint is not subject to any order, writ, judgment, decree, or injunction.

         3.12 NO DEFAULTS. Except as disclosed in Section 3.12 of the Disclosure Schedule, NextPoint is not, nor has NextPoint received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to NextPoint; or (iii) any material loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which NextPoint is now a party or by which it or any of its properties or assets may be bound.

         3.13 MAJOR CONTRACTS. Except as disclosed in Section 3.13 of the Disclosure Schedule, NextPoint is not a party to or subject to:

         (a) Any union contract, or any employment, severance or similar contract or arrangement (other than "at-will" employment arrangements) providing for future compensation, written or oral, with any officer, consultant, director, or employee;

         (b) Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

         (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

         (d) Any OEM agreement, reseller or distribution agreement, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $20,000 or pursuant to which NextPoint has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

         (e) Any lease for real property, and any lease for personal property in which the amount of payments which NextPoint is required to make on an annual basis exceeds $10,000;

         (f) Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated or materially adversely affected by reason of the execution of this Agreement and the other Transaction Documents, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

         (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $10,000 or more;

         (h) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

         (i) Any contract or agreement containing covenants purporting to limit NextPoint's freedom to compete in any line of business in any geographic area; or

         (j) Any contract or agreement or series of related agreements and contracts, not elsewhere specifically disclosed pursuant to this Agreement, material to the Business Condition of NextPoint.

         All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in Section 3.13 of the Disclosure Schedule are in full force and effect and NextPoint has not, nor, to the knowledge of NextPoint, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since the Unaudited Balance Sheet Date, NextPoint has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.13 unless such amendment, modification or termination was in the ordinary course of business and NextPoint has provided Parent with written notification of such.

         3.14 MATERIAL REDUCTIONS. To NextPoint's knowledge, none of the parties to any of the contracts identified in the Disclosure Schedule have terminated, or notified NextPoint in writing of its intent to materially reduce or terminate the amount of its business with NextPoint in the future.

         3.15 INSURANCE AND BANKING FACILITIES. Section 3.15 of the Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of NextPoint in force at the date of this Agreement and (ii) the names and locations of all banks in which NextPoint has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from NextPoint with respect to any such contracts of insurance or indemnity have been paid. NextPoint is in material compliance with the terms and conditions of all such policies and indemnities. Such policies of insurance and indemnity remain in full force and effect. Such policies of insurance and indemnity are of the type and in amounts customarily carried by Persons conducting businesses similar to those of NextPoint. NextPoint has not received written notice of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

         3.16 EMPLOYEES.

         (a) Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list of (i) the names, titles salaries, commissions and bonus arrangements of all salaried NextPoint employees (such term meaning permanent and temporary, full-time and part-time employees) and (ii) the wage rates for non-salaried NextPoint employees (by classification). Any persons engaged by NextPoint as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No key employee has stated or indicated to NextPoint that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date and NextPoint does not presently intend to terminate any NextPoint employees.

         (b) Hours worked by and payments made to employees of NextPoint have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters. NextPoint is not delinquent in payment to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. In the event of termination of the employment of any employees, neither NextPoint nor Parent will be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with NextPoint's normal policies) as a result of any oral or written agreements made by NextPoint prior to the closing.

         (c) NextPoint is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. NextPoint has never been and, to the knowledge of NextPoint, is not now subject to a union organizing effort. All of its employees are employees-at-will. NextPoint has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements, compensation agreements, bonus agreements, labor contracts, consulting (or similar) agreements, collective bargaining agreements and other materials relative to the employment of NextPoint's current employees.

         (d) NextPoint is not a party to any pending, or to NextPoint's knowledge, threatened, labor dispute. NextPoint has complied in all material respects with all applicable (foreign) federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of NextPoint, threatened to be brought, in any court or administrative agency by any former or current NextPoint employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency or before any arbitrator from any current or former employee or any other Person arising out of NextPoint's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices labor safety, grievances, wrongful discharge, or otherwise

         (e) To NextPoint's knowledge, no NextPoint employee is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant to a former employer relating to (i) the right of any such employee to be employed by NextPoint because of the nature of the business conducted or presently proposed to be conducted by NextPoint or
(ii) the use of trade secrets of proprietary information of others.

         3.17 EMPLOYEE BENEFIT PLANS. Each Plan (as defined below) covering active, former, or retired employees of NextPoint or any ERISA Affiliate (as defined below) is listed in Section 3.17 of the Disclosure Schedule. "PLAN" means any employee benefit plan as defined in ERISA (as defined below) and also includes any employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. NextPoint has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and NextPoint has provided copies of the three most recently filed Forms 5500 for each applicable

Plan. Each Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified during the period from its adoption to date, and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. No "prohibited transaction," as defined in ERISA Section 406 or Code Section 4975 has occurred with respect to any Plan which would reasonably be expected to result in a material liability to NextPoint, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan. There are no pending or, to the knowledge of NextPoint, threatened claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan which would reasonably be expected to result in a material liability to NextPoint. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither NextPoint nor any entity which is considered one employer with NextPoint under Section 414 of the Code or Section 4001 of ERISA (each an "ERISA AFFILIATE") has ever maintained or contributed to or incurred or expects to incur liability with respect to, any Plan subject to Title IV of ERISA or any "multi employer plan" within the meaning of Section 4001(a)(3) of ERISA. Neither NextPoint nor any ERISA Affiliate has ever maintained a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. There are no restrictions on the rights of NextPoint or any ERISA Affiliate to amend or terminate any Plan without incurring any liability thereunder other than for benefits accrued through the date of the amendment or termination and reasonable expenses related thereto. There have been no amendments to, written interpretations of, or announcements (whether or not written) by NextPoint or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan. Neither NextPoint nor any of its ERISA Affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees other than health care continuation benefits required to be provided under Section 4980B of the Code or applicable state law. No material tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

         3.18 CERTAIN AGREEMENTS. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby will:
(i) result in any payment by NextPoint (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of NextPoint under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         3.19 GUARANTEES AND SURETYSHIPS. Except as disclosed in Section 3.19 of the Disclosure Schedule, NextPoint has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and NextPoint has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

         3.20 BROKERS AND FINDERS. Except for Hambrecht & Quist, LLC ("H&Q"), which has been retained by NextPoint, NextPoint has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will NextPoint owe any fee or other amount to any broker, finder, or investment banker (other than H&Q) in connection with this Agreement or the transactions contemplated by this Agreement.

         3.21 CERTAIN PAYMENTS. Neither NextPoint, nor to the knowledge of NextPoint, any Person acting on behalf of NextPoint has, directly or indirectly, on behalf of or with respect to NextPoint: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of NextPoint, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

         3.22 PRODUCTS. Each of the products and services produced, licensed or sold by NextPoint (i) is, and at all times has been, in material compliance with all applicable federal, state, local and foreign laws and regulations and (ii) conforms in all material respects to any applicable warranty made with respect thereto by NextPoint for the relevant warranty period (except to the extent of reserves established by NextPoint therefor). To NextPoint's knowledge, there is no design defect with respect to any of such products. NextPoint has no products being used by its customers under an understanding permitting their return to NextPoint other than pursuant to a breach of warranty.

         3.23 CUSTOMERS AND SUPPLIERS. NextPoint has not received written notice from any customer, or group of customers, that are under common ownership or control, and that accounted for a material percentage of the aggregate products and services furnished by NextPoint since January 1, 1999 that such customer or group of customers has stopped or intends to stop purchasing NextPoint's products or services, nor has NextPoint lost any supplier, or group of suppliers that are under common ownership or control, that accounted for a material percentage of the aggregate supplies purchased by NextPoint since January 1, 1999.

         3.24 ENVIRONMENTAL COMPLIANCE.

         (a) Except as disclosed in Section 3.24(a) of the Disclosure Schedule,
(i) NextPoint has complied in all material respects with all federal, state and local laws (including, without limitation, rules, regulations and orders, judgments, decrees, permits, licenses and governmental approvals issued to NextPoint) which are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS"); (ii) NextPoint has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("HAZARDOUS MATERIALS"), except for reasonable amounts of ordinary office and/or office-cleaning supplies or equipment which have been used, handled, managed, stored and disposed of in material compliance with Environmental Laws; (iii) to the knowledge of NextPoint, there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by NextPoint;
(iv) NextPoint has delivered to Parent copies of any and all results or reports related to any environmental investigations, studies, audits, tests, reviews or analyses prepared by or on behalf of NextPoint concerning the presence of Hazardous Materials at any real property currently or previously owned, operated or leased by NextPoint; and (v) to NextPoint's knowledge there are no "Environmental Liabilities".

         (b) For purposes of this Agreement, "ENVIRONMENTAL LIABILITIES" are any claims, demands, or liabilities under Environmental Laws against or concerning NextPoint which arise out of or in any way relate to NextPoint's operations or activities, or NextPoint's ownership or operation of any real property, whether contingent or fixed, actual or potential.

         (c) For purposes of this Agreement, matters relating to environmental compliance, Environmental Laws, Hazardous Materials and Environmental Liabilities shall be addressed solely by this Section 3.24 and the provisions of
Section 3.4 shall not apply to such matters.

         3.25 INFORMATION STATEMENT. The information regarding NextPoint (including, for purposes of this Section 3.25, information regarding NextPoint's officers, directors and stockholders) included in the Information Statement (as defined in Section 6.1) to be sent to the stockholders of NextPoint in connection with the consideration and approval of the Merger and the other transactions contemplated by this Agreement will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of NextPoint, at the time of the execution and delivery of any written consent of the stockholders of NextPoint or the time of any stockholders meeting of NextPoint to approve the Merger, and at the Effective Time, contain any statement regarding NextPoint that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding NextPoint necessary in order to make the statements made therein regarding NextPoint not false or misleading in any material respect; or omit to state any material fact regarding NextPoint necessary to correct any statement regarding NextPoint in any earlier communication with respect to the solicitation of the stockholders of NextPoint that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to NextPoint should be discovered by NextPoint which should be set forth in an amendment or a supplement to the Information Statement, NextPoint will promptly inform Parent. Notwithstanding the foregoing, NextPoint makes no representation or warranty with respect to any information regarding Parent or Merger Sub which is contained in any of the foregoing documents.

         3.26 YEAR 2000. All of NextPoint's products are Year 2000 compliant; PROVIDED, HOWEVER, NextPoint makes no representation with regard to the performance of its products in the event that the performance of such products was negatively affected by incorrect data or improperly formatted data being transferred to the software from operating systems, third party software, network drives and/or other devices from which the software collects data or are provided data. "YEAR 2000 COMPLIANT" means that such products correctly process, calculate, compare and sequence date data within and between the twentieth and twenty-first centuries, including leap year calculations. Attached to this Agreement as SCHEDULE 3.26 is a copy of its S3 Year 2000 Product Compliance guidelines and NextPoint has completed the steps and procedures set forth in such guidelines in all material respects.

         3.27 DISCLOSURE. To NextPoint's knowledge, neither the representations or warranties made by NextPoint in this Agreement nor the Disclosure Schedule, when taken together, contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were furnished.

         3.28 RELIANCE. The foregoing representations and warranties are made by NextPoint with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to NextPoint as follows:

         4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and is duly qualified and is in good standing to do business in each jurisdiction in which the failure to so qualify would not have a material adverse effect on the Business Condition of Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Delaware, is recently organized and has conducted no business activities, other than as contemplated by this Agreement.

         4.2  CAPITALIZATION.

         (a) As of May 31, 2000, the authorized capital stock of Parent consisted of (i) 5,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares of Preferred Stock were issued and outstanding, and (ii) 150,000,000 shares of Common Stock, of which 26,750,377 shares were issued and outstanding.

         (b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive rights. The shares of Parent Common Stock to be issued and exchanged for shares of NextPoint Common Stock and NextPoint Preferred Stock in the Merger pursuant to this Agreement will, at the Effective Time, be (i) duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights, and (ii) authorized for listing on the Nasdaq National Market.

         (c) The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $.001 per share, all of which shares are issued and outstanding and owned of record by Parent. All issued and outstanding shares of Common Stock, par value $.001 per share, of Merger Sub are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of Merger Sub or any other Person.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Parent and Merger Sub. Certified copies of the resolutions adopted by the Boards of Directors of Parent and Merger Sub and Parent as sole stockholder of Merger Sub approving this Agreement, all other agreements contemplated hereby and the Merger have been or, prior to the Closing, will be provided to NextPoint. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent and Merger Sub in accordance with its terms

         4.4 NON-CONTRAVENTION. Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent is a party, or under which Parent is obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent is a party, or under which Parent may be obligated, or by which Parent or any of the rights, properties or assets of Parent are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on the Business Condition of Parent.

         4.5 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished to NextPoint true and correct copies of (i) its Prospectus dated August 12, 1999 filed pursuant to Rule 424(b) of the Securities Act; (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 1999, (iii) its Quarterly Report on Form 10-Q for the period ended December 31, 1999, (iv) all other reports filed by it with the Securities and Exchange Commission (the "COMMISSION") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since January 1, 2000 and (v) Parent hereby agrees to furnish to NextPoint true and correct copies of all reports filed by it with the Commission after the date hereof prior to the Closing all in the form (including exhibits) so filed (collectively, the "REPORTS"). As of their respective dates, the Reports complied in all material respects with the then applicable published rules and regulations of the Commission with respect thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes therein, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent.

         4.6 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Assuming the accuracy of the representations and warranties of NextPoint contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "BLUE SKY") laws, (b) the filing and recording of the Merger Documents as provided by the DGCL, (c) the filing of appropriate documents with the Nasdaq Stock Market and (d) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Reports, since December 31, 1999, the business of Parent has been conducted in the ordinary course consistent with past practices and there has not been: (i) any material adverse effect on the Business Condition of Parent; (ii) any amendments or changes in the Charter Documents of Parent; (iii) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that had or could have a material adverse effect on the Business Condition of Parent; (iv) any change by Parent in its accounting methods, principles or practices; or (v) any sale of a material amount of property of Parent, except for sales in the ordinary course of business.

         4.8 LITIGATION. Except as disclosed in the Reports, there is no action, suit, claim, investigation or proceeding pending against Parent or its properties and assets before any court or arbitrator or any Governmental Entity or, to the knowledge of Parent, threatened against Parent or its properties and assets. Parent is not subject to any order, writ, judgment, decree or injunction.

         4.9 INFORMATION STATEMENT The information regarding Parent (including, for purposes of this Section 4.9, information regarding Parent's officers, directors and stockholders) included in the Information Statement will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of NextPoint, at the time of the execution and delivery of any written consent of the stockholders of NextPoint or the time of any stockholders meeting of NextPoint to approve the Merger, and at the Effective Time, contain any statement regarding Parent that, at such time and in light of the circumstances under which it will be made, is false or misleading in any material respect, or will omit to state any material fact regarding Parent necessary in order to make the statements made therein regarding Parent not false or misleading in any material respect; or omit to state any material fact regarding Parent necessary to correct any statement regarding Parent in any earlier communication with respect to the solicitation of the stockholders of Parent that has become false or misleading in any material respect. If at any time prior to the Effective Time any event relating to Parent should be discovered by Parent which should be set forth in an amendment or a supplement to the Information Statement, Parent will promptly inform NextPoint. Notwithstanding the foregoing,

Parent makes no representation or warranty with respect to any information regarding NextPoint which is contained in any of the foregoing documents.

         4.10 DISCLOSURE. To Parent's knowledge, neither the representations or warranties made by Parent in this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         4.11 RELIANCE. The foregoing representations and warranties are made by Parent with the knowledge and expectation that NextPoint and the NextPoint stockholders are placing reliance thereon.

         4.12 QUALIFICATION OF THE MERGER AS A REORGANIZATION.

         (a) Parent (i) is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, or disposition is described in Section 368(a)(2)(C) or Treas. Reg. Section 1.368-2(k); (iii) has no present plan or intention, following the Merger, to cause the Surviving Corporation to issue any additional shares of its stock or to create any new class of stock of the Surviving Corporation.

         (b) Merger Sub is a wholly-owned subsidiary of Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

         (c) Immediately prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

         (d) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger (for purposes of this representation, amounts used by Merger Sub to pay reorganization expenses, if any, will be included as assets of Merger Sub held immediately prior to the Merger).

         (e) Neither Parent nor its affiliates have a present plan or intention to reacquire any of Parent Common Stock issued in the Merger.

         (f) Following the Merger, the Surviving Corporation will continue NextPoint's historic business or use a significant portion of the Company's historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

                                    ARTICLE V

                             COVENANTS OF NEXTPOINT

         During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, NextPoint covenants and agrees (except as expressly contemplated by this Agreement or otherwise permitted with Parent's prior written consent) as follows:

         5.1 CONDUCT OF BUSINESS IN ORDINARY COURSE. NextPoint will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. NextPoint will confer on a regular basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of NextPoint. The foregoing notwithstanding, NextPoint will not:

         (a) other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $10,000;

         (b) grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of NextPoint, other than pursuant to arrangements already in place and disclosed in writing to Parent;

         (c) enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of NextPoint;

         (d) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change the terms thereof in a manner adverse to NextPoint;

         (e) commence a lawsuit other than: (i) for the routine collection of bills, or (ii) in such cases where NextPoint in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of NextPoint's business PROVIDED THAT NextPoint consults with Parent prior to filing such suit;

         (f) except in the ordinary course of business, modify existing discounts or other terms and conditions with dealers, distributors and other resellers of NextPoint's products or services in a manner materially adverse to NextPoint;

         (g) make any loan, advance or capital contributions to or investment in any Person;

         (h) create or assume any Lien on any asset, other than Liens that do not in the aggregate materially detract from the value of such assets or materially impair the use thereof in the operation of the business of NextPoint;

         (i) enter into any transaction with any of NextPoint's respective stockholders or any affiliates of NextPoint (other than pursuant to arrangements with stockholders that are in effect on the date of this Agreement and as to stockholders who are employees of NextPoint, other than in their capacities as such employees), other than in the ordinary course of, and pursuant to the reasonable requirements of, their respective businesses and upon terms that are no less favorable to NextPoint than NextPoint could reasonably obtain in a comparable transaction with a person who was not such a stockholder or an affiliate of NextPoint (other than as contemplated by this Agreement);

         (j) accelerate the vesting or otherwise modify any NextPoint Option, restricted stock or other outstanding equity rights or securities (other than as required by this Agreement);

         (k) agree in writing or otherwise to take any of the foregoing actions.

         5.2 DIVIDENDS, ISSUANCE OF, OR CHANGES IN SECURITIES. NextPoint will not: (i) declare or pay any dividends on or make other distributions with respect to any shares of capital stock or other security of NextPoint (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating NextPoint to issue any such shares or other convertible securities except as any of the foregoing is required by Outstanding NextPoint Options, the conversion of either of NextPoint Preferred Stock or the Investor Loans, the issuance of warrants pursuant to arrangements with Silicon Valley Bank in effect on the date of this Agreement or as provided in the Investor Loans or consistent with past practice in connection with the hiring of new employees; (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of NextPoint, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto (except pursuant to stock restriction agreements with employees), (v) amend any term of any outstanding security of NextPoint or (vi) propose any of the foregoing.

         5.3 GOVERNING DOCUMENTS. NextPoint will not amend its Charter Documents except that NextPoint may amend its Certificate of Incorporation, as amended to date, to allow any liquidation preferences of the Preferred Stock to be satisfied in accordance with the terms of this Agreement.

         5.4 NO ACQUISITIONS. NextPoint will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any acquisition of another person, whether by merger, consolidation or business combination or any acquisition of assets or securities.

         5.5 NO DISPOSITIONS. NextPoint will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim.

         5.6 INDEBTEDNESS. NextPoint will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise.

         5.7 COMPENSATION. Except as set forth in Section 8.2(m) or as required by law, NextPoint will not adopt or amend, or modify, any Plan or pay any pension or retirement allowance not required by any existing Plan. NextPoint will not enter into or modify any consulting, employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which NextPoint is obligated under arrangements existing on the date hereof.

         5.8 CLAIMS. NextPoint will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

         5.9 ACCESS TO PROPERTIES AND RECORDS. Subject to contractual and other obligations, NextPoint will give Parent and its representatives full access, at a place reasonably acceptable to NextPoint, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of NextPoint, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent with such financial, technical and operating data and other information pertaining to its business as Parent may reasonably request.

         5.10 CHANGES IN ACCOUNTING METHOD. NextPoint shall not make any material change in any method of financial or tax accounting or any financial or tax accounting practice or in its method of maintaining books and records, including, without limitation, accounting practices and books and records relating to depreciation, accruals for liabilities, bad debt reserves, amortization policies or rates, acceleration of collection of receivable or postponement of expenses.

         5.11 CONSENTS. NextPoint will use commercially reasonable efforts to obtain all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

         5.12 TAX RETURNS. NextPoint will promptly provide or make available to Parent copies of all Tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

         5.13 STOCKHOLDER APPROVAL. NextPoint shall use commercially reasonable efforts to obtain the required stockholder approval of this Agreement, the Merger and the transactions contemplated by this Agreement by promptly calling a special meeting of stockholders of NextPoint or by circulating a written consent to be executed by the stockholders of NextPoint.

         5.14 PREPARATION OF INFORMATION STATEMENT AND SOLICITATION MATERIALS. As promptly as reasonably practicable after the execution of this Agreement, NextPoint shall assist Parent in the preparation of the Information Statement (as defined in Section 6.1 below) and shall distribute such Information Statement to its securityholders, along with any other information and documents as reasonably agreed by counsel to Parent and NextPoint and shall solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger as of the earliest practicable date.

         5.15 EXCLUSIVITY; ACQUISITION PROPOSALS. Unless and until this Agreement will have been terminated by either party pursuant to Article X hereof, NextPoint will not (and will use commercially reasonable efforts to ensure that none of NextPoint's officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees:
(i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of NextPoint's business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "ACQUISITION TRANSACTION"), (ii) disclose, in connection with an Acquisition Transaction, any information concerning NextPoint's business or properties or afford to any Person other than Parent or its representatives access to its properties, books, or records, except as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that NextPoint is contacted by any third party expressing an interest in discussing an Acquisition Transaction, NextPoint will promptly notify Parent of such contact and the identity of the party so contacting NextPoint and will provide Parent with copies of any documents received by NextPoint in connection with such acquisition proposal.

         5.16 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, NextPoint will promptly advise and consult with Parent regarding any and all material events and developments concerning its Business Condition. Furthermore, NextPoint shall promptly notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting NextPoint that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article III or that relate to the consummation of the transactions contemplated by this Agreement; and (iv) any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by NextPoint.

         5.17 INSURANCE. NextPoint will maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in
Section 3.15 of the Disclosure Schedule, and NextPoint will promptly notify Parent in writing of any changes in such insurance coverage occurring prior to the Effective Time.

         5.18 TAX MATTERS. From and after the date hereof, NextPoint will use commercially reasonable efforts to neither take any action nor fail to take action which would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         5.19 COMMERCIALLY REASONABLE EFFORTS. NextPoint will use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

         5.20 EMPLOYEE MATTERS. Prior to the Effective Time, NextPoint shall submit to a stockholder vote the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed "parachute payments" under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Code Section 280G(b)(5). In addition, prior to the Effective Time, NextPoint shall provide adequate disclosure to the stockholders of NextPoint of all material facts concerning each such payment that, but for such vote, could be deemed a "parachute payment" to a "disqualified individual" under Code Section 280G, in a manner that satisfies Code Section 280G(b)(5)(B).

                                   ARTICLE VI

                               COVENANTS OF PARENT

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent and Merger Sub covenant and agree (except as expressly contemplated by this Agreement or with NextPoint's prior written consent) as follows:

         6.1 INFORMATION STATEMENT. Parent (with the assistance of NextPoint) shall prepare an information statement relating to Parent, its business and operations, NextPoint, its business or operations, the terms of the Merger and this Agreement as reasonably agreed by counsel to Parent and NextPoint and intended to comply in all material respects with Regulation D under the Securities Act and the requirements of the DGCL (the "INFORMATION STATEMENT"). NextPoint stockholders will also be afforded the opportunity to ask questions and to receive accurate and complete answers from Parent concerning the terms and conditions of the Merger and the issuance of the Parent Merger Shares pursuant thereto.

         6.2 CONSENTS. Parent will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals, and make all filings with all Governmental Authorities required to be made by Parent or Merger Sub, with respect to the consummation of the Merger.

         6.3 COMMERCIALLY REASONABLE EFFORTS. Each of Parent and Merger Sub will use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

         6.4 OFFICERS AND DIRECTORS. Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director or NextPoint or any of its subsidiaries (the "INDEMNIFIED PARTIES") to the same extent that such Indemnified Parties are currently indemnified by NextPoint pursuant to NextPoint's Charter Documents for acts or omissions occurring at or prior to the Effective Time.

         6.5 PRIVATE PLACEMENT. Parent covenants and agrees that if the transactions contemplated by this Agreement and the other Transaction Documents are not exempt from the registration requirements of the Securities Act and the rules promulgated thereunder, any failure of such transactions to be exempt shall not constitute a breach of any of the representations, warranties or covenants of NextPoint under this Agreement (and therefore Parent shall not have a right to indemnity for any such failure to be exempt) or cause any condition to Closing contained in Article VIII herein not to be satisfied and Parent shall not have any right to delay the Closing or to terminate this Agreement pursuant to Article X herein.

         6.6 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, Parent will promptly advise and consult with NextPoint regarding any and all material events and developments concerning its Business Condition. Furthermore, Parent shall promptly notify NextPoint of: (i) any notice or other communication from any other person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced relating to or involving or otherwise affecting Parent that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that relate to the consummation of the transactions contemplated by this Agreement; and (iv) any matter arising and discovered after the date of this Agreement, that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Parent.

         6.7 TAX MATTERS. From and after the date hereof, Parent and Merger Sub will use their commercially reasonable efforts to neither take any action nor fail to take action which would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         6.8 ASSUMPTION OF DEBT. Parent shall use commercially reasonable efforts to assume (a) the equipment lease line of credit indebtedness of NextPoint due to Silicon Valley Bank at the Closing and (b) that Leasehold Improvement Note dated December 31, 1997 made by NextPoint and payable to Tiden Pension Corp. in the original principal amount of $96,000 (but only to the extent that such Leasehold Improvement Note covers furniture and other non-fixtures).

         6.9 NEXTPOINT PLANS. Except as otherwise provided herein, Parent shall either continue to maintain the Plans (as defined in Section 3.17) in effect as of the Effective Time or replace all or any such plans with plans maintained for similarly situated employees of Parent. To the extent that any plan of Parent (a "PARENT PLAN"), excluding for purposes of this provision,

Parent's 1990 Stock Option Plan, as amended, 1999 Stock Option and Incentive Plan, and 1999 Employee Stock Purchase Plan, becomes applicable to any employee or former employee of NextPoint, Parent shall ensure that service by such employee with NextPoint shall be deemed to have been service with Parent for purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such Parent Plan.

                                   ARTICLE VII

                                MUTUAL COVENANTS

         In addition to the foregoing, Parent, Merger Sub and NextPoint each covenant and agree as follows.

         7.1 COOPERATION. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the successful consummation of the transactions contemplated by this Agreement. Subject to its further rights under this Agreement, it shall use commercially reasonable efforts to cause the Closing to occur at the earliest practicable time.

         7.2 EMPLOYEE BENEFITS. Nothing contained herein will be considered as requiring NextPoint or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with NextPoint or employment with Parent is not offered or implied for any other employees of NextPoint and any continuation of employment with NextPoint after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

         7.3 EXPENSES. If the Merger is not consummated for any reason, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense.

         7.4 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of NextPoint, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

         7.5 PUBLIC ANNOUNCEMENTS. Neither Parent nor NextPoint will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this

Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, or except as Parent determines in good faith to be required by applicable law after consultation with NextPoint) without the prior written agreement of Parent and NextPoint.

         7.6 CONFIDENTIALITY. NextPoint and Parent have entered into a Confidentiality Agreement dated February 24, 2000 concerning each party's obligations to protect the confidential information of the other party. NextPoint and Parent each hereby affirm each of their obligations under such agreement and acknowledge and agree that such agreement shall survive any termination of this Agreement. If this Agreement is terminated in accordance with Article X hereof, Parent will, and will cause its accountants, counsel and other representatives to promptly deliver to NextPoint all documents and other material, and all copies thereof, obtained by Parent or on its behalf from NextPoint in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article X hereof, NextPoint will, and will cause its accountants, counsel and other representatives to, promptly deliver to Parent all documents and other material, and all copies thereof, obtained by NextPoint or on its behalf or by a Founding Stockholder from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

         7.7 HART-SCOTT-RODINO FILING. If and to the extent applicable, Parent and NextPoint agree to file, and to cause any other Person obligated to do so as a result of such person's stock holdings in Parent or NextPoint, a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "H-S-R ACT") with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and to use its and their commercially reasonable efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the H-S-R Act as a prerequisite to the consummation of the transactions provided for herein.

         7.8      MERGER AS A REORGANIZATION.

         (a) Notwithstanding the provisions of Article II, if, on the Closing Date, Parent reasonably concludes based on the written opinion of Testa, Hurwitz & Thibeault, LLP that the aggregate fair market value of the Parent Merger Shares less the Holdback Shares (the "FIRST TOTAL PARENT SHARES") is likely less than 45% of the sum of (A) the aggregate fair market value of the First Total Parent Shares and (B) the cash consideration to be issued pursuant to Section 2.1(b) plus any other amounts properly treated for Tax purposes as non-equity consideration (the sum of (A) and (B) is referred to as the "TOTAL MERGER CONSIDERATION"), then Parent shall deliver to the Founding Stockholders at the Closing, on a pro-rata basis, the minimum number of shares of Parent Common Stock (the "MINIMUM RELEASED HOLDBACK SHARES") that would otherwise be Holdback Shares pursuant to Section 2.9 as is necessary to make the aggregate fair market value of the First Total Parent Shares and the Minimum Released Holdback Shares (collectively, the "SECOND TOTAL PARENT SHARES") equal to at least 45% of the sum of (C) the Total Merger Consideration PLUS (D) the aggregate fair market value of the Minimum Released Holdback Shares (collectively, the "REVISED TOTAL MERGER CONSIDERATION"). The shares of Parent Common

Stock delivered to the Founding Stockholders at the Closing that would have been Holdback Shares absent this Section 7.8 shall be a portion or, if necessary, all of those shares of Parent Common Stock first scheduled to be distributed to the Founding Stockholders pursuant to Section 2.9, and, to the extent necessary, those shares scheduled for progressively later distributions. Notwithstanding the foregoing, Holdback Shares scheduled for distribution with respect to quarters ending after June 30, 2001 shall in no event be delivered to the Founding Stockholders at the Closing pursuant to this Section 7.8.

         (b) If after taking into account the release of the Minimum Released Holdback Shares, Parent reasonably concludes based on the written opinion of Testa, Hurwitz & Thibeault, LLP that the aggregate fair market value of the Second Total Parent Shares is likely less than 45% of the Revised Total Merger Consideration, the amount of cash consideration to be paid by Parent pursuant to
Section 2.1 shall be decreased and the total shares of Parent Common Stock to be issued pursuant to Section 2.1 shall be increased such that:

                  (i) the sum of (x) the new lower amount of cash consideration PLUS (y) the aggregate fair market value of (A) the additional shares of Parent Common Stock to be issued in this Section 7.8(b) and (B) the Second Total Parent Shares (collectively, the "THIRD TOTAL PARENT SHARES") equals the Revised Total Merger Consideration; and

                  (ii) the Third Total Parent Shares have an aggregate fair market value equal to 45% of the Revised Total Merger Consideration;

PROVIDED, HOWEVER, that in no event shall the number of Third Total Parent Shares plus the number of shares of Parent Common Stock issuable in respect of all assumed Outstanding NextPoint Options and Holdback Shares, less the number of Minimum Released Holdback Shares, exceed 3,000,000 without the approval of Parent, which may be granted or withheld in Parent's discretion. If Parent does not grant such approval, this Agreement will terminate.

         (c) If the amount and composition of the Parent Common Stock and cash to be issued to holders of Outstanding NextPoint Common Shares and holders of Outstanding NextPoint Preferred Shares are modified as provided in Section 7.8(b), then the value of such Parent Common Stock and such cash to be paid to such holders (valuing Parent Common Stock for this purpose at the value ascribed to it in Section 7.8(b)) (1) shall equal the Revised Total Merger Consideration and (2) shall be in the same relative proportions among the holders of NextPoint capital stock as the allocation of value provided for in Section 2.1(b) and the percentage of such Revised Total Merger Consideration consisting of Parent Common Stock and the percentage of such Revised Total Merger Consideration consisting of cash) shall be as provided in Section 7.8(b).

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of the following conditions:

         (a) GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or NextPoint. If and to the extent applicable, the filing and waiting period requirements under the H-S-R Act will have been complied with and will have expired or terminated.

         (b) NO RESTRAINTS. No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (c) REORGANIZATION STATUS. Parent and NextPoint each shall have received a written opinion from their counsel, Testa, Hurwitz & Thibeault, LLP and Hale and Dorr LLP, respectively, in a form reasonably acceptable to the recipient to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code. In preparing such tax opinion, counsel may rely on reasonable assumptions and reasonable representations relating thereto.

         8.2 CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date unless waived by Parent and Merger Sub:

         (a) REPRESENTATIONS AND WARRANTIES OF NEXTPOINT. The representations and warranties of NextPoint set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) for representations and warranties specifically limited to an earlier date(s), and (iii) for failures to be true and correct that do not have a materially adverse effect on the Business Condition of NextPoint. Parent will have received a certificate signed by the chief executive officer and the chief financial officer of NextPoint on behalf of NextPoint to such effect on the Closing Date.

         (b) PERFORMANCE OF OBLIGATIONS OF NEXTPOINT. NextPoint will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except as otherwise contemplated or permitted by this Agreement and Parent will have received a certificate signed by the chief executive officer and the chief financial officer of NextPoint on behalf of NextPoint to such effect on the Closing Date.

         (c) INVESTMENT LETTERS. Stockholders of NextPoint comprising at least 99% of the outstanding shares of outstanding NextPoint capital stock on an as-converted basis shall have executed the Investment Letter substantially in the form attached hereto as EXHIBIT 8.2(c) (the "INVESTMENT LETTER").

         (d) OPTIONS. At least 90% of the Option Holders set forth on SCHEDULE 8.2(D) and at least 80% of the other Option Holders who received options under NextPoint's 1997 Stock Incentive Plan shall have executed and delivered a Letter Agreement relating to modification of the vesting provisions of the Outstanding NextPoint Options held by such Option Holder substantially in the form attached hereto as EXHIBIT 8.2(d) (the "LETTER AGREEMENT REGARDING OPTIONS").

         (e) EMPLOYMENT AGREEMENTS. Each of the Founding Stockholders and Parent shall have executed and delivered an Employment Agreement substantially in the form attached hereto as EXHIBIT 8.2(e) (the "EMPLOYMENT AGREEMENT").

         (f) AGREEMENTS RELATING TO NONCOMPETITION, NONDISCLOSURE AND DEVELOPMENTS. (i) Parent shall have received from each of the Founding Stockholders an executed Noncompetition, Nondisclosure and Developments Agreement, in the form attached hereto as EXHIBIT 8.2(f)(i).

                  (ii) Parent shall have received from at least 90% of the Option Holders set forth on SCHEDULE 8.2(D) and from at least 80% of the other Option Holders an executed Noncompetition, Nondisclosure and Developments Agreement, in the form attached hereto as Exhibit 8.2(f)(ii).

         (g) STOCKHOLDER APPROVAL OF CERTAIN EMPLOYEE-RELATED MATTERS. NextPoint shall have obtained the stockholder approval required under Section 5.20 hereof, in a manner reasonably satisfactory to Parent.

         (h) LEGAL ACTION. There will not be any overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub or NextPoint as a result of such transactions, which has a reasonable chance of being successful; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of NextPoint's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or NextPoint's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on Parent's ability to receive the anticipated benefits of the Merger and the employment of the individuals referenced in Section 8.2(e).

         (i) OPINION OF COUNSEL. Parent will have received an opinion dated as of the Closing Date of Hale and Dorr LLP, counsel to NextPoint, substantially in the form attached as EXHIBIT 8.2(i).

         (j) CONSENTS. Parent will have received duly executed copies of all Consents specified in SCHEDULE 8.2(j).

         (k) TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Except for the Registration Rights Agreement, any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of NextPoint will have been terminated, waived or satisfied as of the Closing or will not be applicable to the capital stock of Parent after the Closing.

         (l) STOCKHOLDER APPROVALS. This Agreement and the Merger will have been approved by stockholders of NextPoint holding 99% of the voting power of the Outstanding NextPoint Shares. Any Parachute Payments will have been approved by the percentage of holders of the Outstanding NextPoint Shares as required by law as described in Section 5.21.

         (m) TERMINATION OF 401(k) PLAN. The NextPoint Board of Directors will have passed and not rescinded resolutions satisfactory to Parent's counsel effectively terminating NextPoint's 401(k) Plan immediately prior to the Closing.

         (n) CORPORATE PROCEEDINGS SATISFACTORY. All corporate and other proceedings to be taken by NextPoint in connection with the transactions contemplated hereby and all documents incident thereto will be reasonably satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

         (o) TAX MATTERS. NextPoint shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

         (p) TAX CERTIFICATES. NextPoint shall have delivered to Parent all Tax good standing and other clearance certificates or similar documents which are required by any Tax authority in any jurisdiction in which NextPoint is required to file tax returns to relieve Parent from any obligations to withhold any portion of any consideration payable by reason of this Agreement or the transactions contemplated hereby or thereby.

         (q) REPAYMENT OF KELLEY NOTE. Bruce A. Kelley, Jr. shall have paid in full all principal and interest due to NextPoint pursuant to that certain promissory note dated November 12, 1996.

         (r) NASDAQ LISTING. The Parent Merger Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

         8.3 CONDITIONS OF OBLIGATION OF NEXTPOINT. The obligation of NextPoint and the Founding Stockholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by NextPoint and the Founding Stockholders:

         (a) REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date except (i) as otherwise contemplated by this Agreement, (ii) for representations and warranties specifically limited to an earlier date(s), and (iii) for failures to be true and correct that do not have a materially adverse effect on the Business Condition of Parent and NextPoint will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except as otherwise contemplated or permitted by this Agreement, and NextPoint will have received a certificate signed on behalf of Parent by officers of Parent to such effect on the Closing Date.

         (c) DELIVERY OF CERTAIN DOCUMENTS. Parent shall have executed and delivered the Escrow Agreement, the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.3(c) (the "REGISTRATION RIGHTS AGREEMENT") and each Employment Agreement to be entered into with each of the Founding Stockholders.

         (d) OPINION OF PARENT'S COUNSEL. NextPoint and the Founding Stockholders have received an opinion dated the Closing Date of Testa, Hurwitz & Thibeault, LLP, substantially in the form attached as EXHIBIT 8.3(d).

         (e) STOCKHOLDER APPROVAL. This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of NextPoint, as required by the DGCL and NextPoint's Charter Documents.

         (f) LEGAL ACTION. There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from NextPoint or the Founding Stockholders as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of NextPoint in the transactions contemplated by this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 INDEMNIFICATION RELATING TO AGREEMENT. Subject to Sections 9.4 and
9.6 and the Escrow Agreement, as an integral term of the Merger, all stockholders of NextPoint (the "NEXTPOINT HOLDERS"), by approval of this Agreement, severally in proportion to the number of Parent Merger Shares received by them in the Merger, hereby agree to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees), determined as provided in Section 9.4 ("INDEMNIFIABLE AMOUNTS"), of every nature whatsoever incurred by Parent (which will be deemed to include any of the foregoing incurred by the Surviving Corporation, Merger Sub or any affiliate of Parent) by reason of or arising out of or in connection with (i) any breach by NextPoint of any representation or warranty of NextPoint contained in this Agreement, the other Transaction Documents or in any certificate or other document delivered to Parent at the Closing pursuant to this Agreement and the other Transaction Documents (except that in the event that the representation contained in Section 3.26 is incorrect but can be corrected by debugging NextPoint's products, Indemnifiable Amounts with respect to any such breach of Section 3.26 shall not include the cost of such debugging), (ii) the partial or total failure by NextPoint to perform any agreement covenant or obligation required by this Agreement, the Transaction Documents, or any certificate delivered to Parent by NextPoint at the Closing, to be performed by NextPoint, (iii) any judgment, award, settlement or other resolution of any litigation, action, suit, investigation or proceeding pending on the date hereof whether or not disclosed in the Disclosure Schedule (including without limitation, the matters set forth on Schedule 9.1 (the "SCHEDULED LITIGATION")), and (iv) any and all actions, suits, litigations, arbitrations, proceedings, investigations or claims arising out of any tort claims alleged against NextPoint out of facts that have occurred on or prior to the date of this Agreement even though such action, suit, litigation, arbitration, proceeding, investigation or claim may not be filed or come to light until after the date of this Agreement. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of NextPoint, and no stockholder of NextPoint will be entitled to any indemnification from NextPoint or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent or the Surviving Corporation for indemnification payments made by or for the account of the NextPoint Holders.

         9.2 PROCESS OF INDEMNIFICATION.

         (a) Parent shall promptly notify the Indemnification Representatives in writing of the assertion of any claim by a third party or the discovery of any fact upon which Parent intends to base an indemnification claim. Such notice shall set forth the amount of the claim and specify the alleged basis of the claim. The delay or failure of Parent to provide notice hereunder shall not in any way limit indemnification rights hereunder except to the extent that the indemnifying party shall have been materially adversely affected by such delay or failure. In the case of any third party claims, the Indemnification Representatives will have the right to defend, contest, negotiate or settle any such claim or demand through counsel of their own selection, reasonably satisfactory to Parent, and solely at the NextPoint Holders' own cost and expense. If Parent reasonably determines that there may be a conflict between the positions of the NextPoint Holders and Parent in the defense of such action or that there may be legal defenses available to Parent different from or in addition to those available to the NextPoint Holders, then counsel for Parent shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of Parent, and the NextPoint Holders shall bear the legal or other expenses incurred in connection with the conduct of such defense. Notwithstanding the preceding sentences, the Indemnification Representatives will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent may be withheld in Parent's sole discretion. If the Indemnification Representatives give notice to Parent within fifteen (15) calendar days after Parent has notified the Indemnification Representatives that any such claim or demand has been made in writing, that the Indemnification Representatives elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article IX as to any Indemnifiable Amounts. If the Indemnification Representatives fail to give written notice to Parent of his intention to contest or settle any such claim or demand within fifteen (15) calendar days after Parent has notified the Indemnification Representatives that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representatives within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article IX as to any Indemnifiable Amounts.

         (b) Notwithstanding the foregoing, from and after the Closing Date, the Scheduled Litigation will be handled by counsel chosen by the Indemnification Representatives and approved by Parent, such approval not to be unreasonably withheld. Such counsel will be instructed to notify Parent and the Indemnification Representatives in writing of any material developments in such litigation and all major decisions associated with the handling of the Scheduled Litigation, including but not limited to settlement negotiations and the terms of any binding settlement thereof, shall require the prior approval of Parent and the Indemnification Representatives. The fees and reasonable expenses of such counsel shall be considered Indemnifiable Amounts pursuant to Section 9.1(a) above (subject to the limitations contained in Section 9.4 below and on Schedule 9.1).

         9.3 TAX CONTESTS. Notwithstanding any of the foregoing, Parent will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. Parent will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which Parent may seek indemnification hereunder, Parent shall consult with the Indemnification Representatives and allow them to comment before taking any position or making any written submission with any Governmental Entity with regard to any indemnifiable matter.

         9.4 LIMITATIONS. Notwithstanding any other provision in this Article IX, Parent will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts (which shall be determined for all purposes of this Article IX (i) by construing any qualification in any representation or warranty, as to "MATERIALITY", including without limitation "material adverse effect", (other than in Sections 3.8(a), 3.8(h), 3.8(i), 3.8(j)(iii) and (iv), 3.13(f), 3.13(j), 3.14, 3.23, 3.25 and 3.27) to mean an Indemnifiable Amount equal to or greater than $15,000 and (ii) by disregarding any disclosure, in the Disclosure Schedule relating to the Scheduled Litigation) exceed $500,000 (the "THRESHOLD AMOUNT") PROVIDED THAT at such time as the amount to which Parent is entitled to be indemnified exceeds the Threshold Amount, Parent shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount, provided, further, that the foregoing limitations in this
Section 9.4 shall not apply with respect to the Scheduled Litigation and Parent shall be able to recover all Indemnifiable Amounts (i.e. no Threshold Amount) relating to the Scheduled Litigation. Notwithstanding the foregoing, in no event shall the Indemnifiable Amounts paid by the NextPoint Holders to Parent in satisfaction of the NextPoint Holders' indemnification obligations with respect to the Scheduled Litigation exceed the amounts set forth on Schedule 9.1. The following additional limitations shall apply to the obligations of a party hereunder to indemnify any other party: (i) no indemnifying party shall be liable for consequential, incidental, special or other indirect damages; (ii) all Indemnifiable Amounts shall be calculated net of any insurance proceeds received by the indemnified party and shall be calculated on an after-tax basis; and (iii) each indemnified party shall have the obligation to take commercially reasonable efforts to mitigate the Indemnifiable Amount.

         9.5 BINDING EFFECT. The indemnification obligations contained in this
Article IX are an integral part of this Agreement and the Merger in the absence of which Parent would not have entered into this Agreement.

         9.6 TIME LIMIT. The representations and warranties of NextPoint set forth in this Agreement or any certificate or other writing delivered by NextPoint pursuant hereto or in connection herewith shall survive the Closing and the consummation of the transactions contemplated by this Agreement until the eighteen month anniversary of the Closing Date. Any investigation or other examination that may have been made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise. Notwithstanding the provisions of this Section 9.6, all representations and warranties made by Parent and Merger Sub shall terminate on the eighteen month anniversary of the Closing Date. All covenants contained in this Agreement shall survive following the Closing Date in accordance with their respective terms.

         9.7 ESCROW . Upon consummation of the Merger, Parent shall be entitled to satisfy claims for indemnification pursuant to this Article IX solely from the Escrow Amount. The procedure for payments from the Escrow Amount shall be governed by the Escrow Agreement.

                                    ARTICLE X

                                   TERMINATION

         10.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Effective Time by the written consent of Parent and NextPoint.

         10.2 TERMINATION BY PARENT. This Agreement may be terminated by Parent alone, by means of written notice to NextPoint, (i) if there has been a breach by NextPoint of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.2 and has not been cured within ten (10) business days following receipt by NextPoint of written notice of such breach (PROVIDED THAT it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement); or (ii) pursuant to the provisions of Section 7.8(b).

         10.3 TERMINATION BY NEXTPOINT. This Agreement may be terminated by NextPoint alone, by means of written notice to Parent, if there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 8.3 and has not been cured within five (5) business days following receipt by Parent of notice of such breach (provided that NextPoint is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement).

         10.4 OUTSIDE DATE. This Agreement may be terminated by Parent alone or by NextPoint alone by means of written notice to the other if the Effective Time does not occur on or prior to July 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose material failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

         10.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either NextPoint or Parent as provided in this Article X, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, NextPoint or Merger Sub, or their respective officers or directors, except that (i) the provisions of Sections
Section 7.3 and 7.6 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

         11.2 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger will be governed by the DGCL to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby that are commenced against Parent, Merger Sub or the Surviving Corporation may be commenced only in the state or federal courts in Boston, Massachusetts. Any such legal proceedings that are commenced against NextPoint or against any Founding Stockholder may be commenced only in the state or federal courts in Boston, Massachusetts. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

         11.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

         IF TO PARENT OR MERGER SUB:         NetScout Systems, Inc.
                                             4 Technology Park Drive
                                             Westford, MA  01886
                                             Attention:  Chief Executive Officer
                                             Telephone No.:  (978) 614-4200
                                             Fax No.:  (978) 614-4004

                  WITH A COPY TO:            Testa, Hurwitz & Thibeault, LLP
                                             125 High Street
                                             Boston, Massachusetts 02110
                                             Attention:  John A. Meltaus
                                             Telephone No.:  (617) 248-7000
                                             Fax No.:  (617) 248-7100

         IF TO NEXTPOINT:                    NextPoint Networks, Inc.
                                             68 Tadmuck Road
                                             Westford, MA  01886
                                             Attention:  President
                                             Telephone No.:  (978) 392-2026
                                             Fax No.:  (978) 392-2027

                  WITH A COPY TO:            Hale and Dorr LLP
                                             60 State Street
                                             Boston, MA  02109
                                             Attention:  David E. Redlick
                                             Telephone No.:  (617) 526-6000
                                             Fax No.:  (617) 526-5000

         IF TO THE
         INDEMNIFICATION REPRESENTATIVES:

                                             Baker Communications Fund, L.P.
                                             540 Madison Avenue
                                             New York, NY  10022
                                             Attention:  Lawrence Bettino
                                             Telephone No.:  (212) 848-2000
                                             Fax No.:  (212) 486-0410

                                             and

                                             William Maro
                                             49 Indian Pipe Lane
                                             Concord, MA  01742
                                             Telephone No.:  (978) 371-0073
                                             Fax No.:  (978) 371-0073

                  WITH A COPY TO:            Hale and Dorr LLP
                                             60 State Street
                                             Boston, MA  02109
                                             Attention:  David E. Redlick
                                             Telephone No.:  (617) 526-6000
                                             Fax No.:  (617) 526-5000

         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.3.

         11.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

         11.5 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of NextPoint, Merger Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent; PROVIDED HOWEVER, that no such assignment which adversely reflects the rights of a Founding Stockholder will be made without the written consent of such Founding Stockholder. Any attempted assignment by Merger Sub or Parent, on the one hand, or by NextPoint, on the other hand, in violation of this Section 11.5 will be voidable and will entitle NextPoint or Parent, respectively, to terminate this Agreement at its option. A sale of all or substantially all of the assets of Parent or a sale of more than fifty percent of the outstanding securities of Parent whether by merger, consolidation or otherwise will not be treated as an assignment for purposes of this Section 11.5.

         11.6 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

         11.7 AMENDMENT. This Agreement may not be amended except by an instrument in writing executed by NextPoint, Merger Sub and Parent; PROVIDED HOWEVER, that no such amendment which adversely affects the rights or obligations of any Founding Stockholder will be made without the written consent of such Founding Stockholder.

         11.8 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto (except that NextPoint may not extend the time for the performance of any obligation or act of a Founding Stockholder and vice versa) (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by Parent, Merger Sub or NextPoint in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         11.9 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         11.10 KNOWLEDGE. For purposes of this Agreement, the term "KNOWLEDGE" (including any derivation thereof such as "know" or "knowing" and regardless of whether such word starts with an initial capital) in reference to NextPoint will mean the knowledge of the directors and executive officers of NextPoint after reasonable investigation under the circumstances.

         (THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY)

         IN WITNESS WHEREOF, Parent, Merger Sub, NextPoint and the Founding Stockholders have executed this Agreement as of the date first written above.

NETSCOUT SYSTEMS, INC.                        NEXTPOINT NETWORKS, INC.

By: /s/ Anil K. Singhal                       By: /s/ William L. Maro
    ---------------------------------             -----------------------------
     Anil K. Singhal                                William L. Maro
     Chief Executive Officer                        President and Chief
                                                    Executive Officer

NETSCOUT SERVICE LEVEL CORPORATION

By: /s/ Narendra Popat
    ---------------------------------
     Narendra Popat
     President

FOUNDING STOCKHOLDERS (solely for purposes of Section 2.9 above):

/s/ William L. Maro
-------------------------------------
William L. Maro

/s/ Bruce Sweet
-------------------------------------
Bruce Sweet

/s/ Bruce A. Kelley, Jr.
-------------------------------------
Bruce A. Kelley, Jr.

                             SCHEDULE OF DEFINITIONS

The following terms are defined in the indicated sections of this Agreement.

TERM                                                  SECTION

"ACQUIRING CORPORATION"                               Section 2.9(d)
"ACQUISITION TRANSACTION"                             Section 5.16
"AGGREGATE EXERCISE PRICE"                            Section 2.1(d)
"AGGREGATE LIQUIDATION PREFERENCE"                    Section 2.1(d)
"AGREEMENT"                                           the recitals
"AUDITED BALANCE SHEET DATE"                          Section 3.6(a)
"AUDITED BALANCE SHEETS"                              Section 3.6(a)
"AVERAGE PRICE"                                       Section 2.1(d)
"BANKER FEES"                                         Section 2.1(d)
"BASE AMOUNT"                                         Section 2.1(d)
"BLUE SKY"                                            Section 4.6
"BUSINESS COMBINATION"                                Section 2.9(d)
"BUSINESS CONDITION"                                  Section 3.1(a)
"CASH PERCENTAGE"                                     Section 2.1(d)
"CAUSE"                                               Section 2.9(d)
"CHANGE OF CONTROL"                                   Section 2.9(d)
"CHARTER DOCUMENTS"                                   Section 3.1(a)
"CLOSING"                                             Section 1.3
"CLOSING DATE"                                        Section 1.3
"CODE"                                                the recitals
"COMMISSION"                                          Section 4.5
"CONSENT"                                             Section 3.4
"DEAL EXPENSES"                                       Section 2.1(d)
"DGCL"                                                the recitals
"DISABILITY"                                          Section 2.9(d)
"DISCLOSURE SCHEDULE"                                 Article III preamble
"DISSENTING SHARES"                                   Section 2.3
"EFFECTIVE TIME"                                      Section 1.1

"EMPLOYMENT AGREEMENT"                                Section 1.5(f)
"ENVIRONMENTAL LAWS"                                  Section 3.24(a)
"ENVIRONMENTAL LIABILITIES"                           Section 3.24(b)
"ERISA"                                               Section 3.17
"ERISA AFFILIATE"                                     Section 3.17
"ESCROW AGREEMENT"                                    Section 1.5(b)
"ESCROW AMOUNT"                                       Section 2.2
"ESCROW CASH"                                         Section 2.2
"ESCROW SHARES"                                       Section 2.2
"EXCHANGE ACT"                                        Section 4.5
"FINANCIAL STATEMENTS"                                Section 3.6(a)
"FOUNDING STOCKHOLDER" or "FOUNDING STOCKHOLDERS"     the recitals
"FULLY DILUTED SHARES"                                Section 2.1(d)
"GOOD REASON"                                         Section 2.9(d)
"GOVERNMENTAL ENTITY"                                 Section 3.4
"H&Q"                                                 Section 3.20
"HAZARDOUS MATERIALS"                                 Section 3.24(a)
"HOLDBACK SHARES"                                     Section 2.9(a)
"H-S-R ACT"                                           Section 7.7
"INDEMNIFIABLE AMOUNTS"                               Section 9.1(a)
"INDEMNIFICATION REPRESENTATIVES"                     Section 1.4(b)
"INDEMNIFIED PARTIES"                                 Section 6.4
"INFORMATION STATEMENT"                               Section 6.1
"INVESTMENT LETTER"                                   Section 1.5(c)
"INVESTOR LOANS"                                      Section 2.1(d)
"LETTER AGREEMENT REGARDING OPTIONS"                  Section 1.5(e)
"LIENS"                                               Section 3.1(b)
"MARO"                                                Section 2.9(a)
"MARO'S RELEASE DATE"                                 Section 2.9(b)
"MAXIMUM CASH"                                        Section 2.1(e)
"MAXIMUM STOCK"                                       Section 2.1(e)
"MERGER"                                              Section 1.1
"MERGER DOCUMENTS"                                    Section 1.1

"MERGER SUB"                                          the recitals
"MODIFIED BASE AMOUNT"                                Section 2.1(d)
"NET WORKING CAPITAL"                                 Section 2.1(d)
"NEW MARKET PRICE"                                    Section 7.8(b)
"NEXTPOINT"                                           the recitals
"NEXTPOINT COMMON STOCK"                              Section 2.1(a)
"NEXTPOINT HOLDERS"                                   Section 9.1(a)
"NEXTPOINT INTELLECTUAL PROPERTY"                     Section 3.5(a)
"NEXTPOINT OPTION"                                    Section 3.2(a)
"NEXTPOINT VOTING DEBT"                               Section 3.2(b)
"OPTION HOLDER"                                       Section 2.7
"ORDINARY COURSE OF BUSINESS"                         Section 3.8(c)
"OTHER FOUNDING STOCKHOLDER"                          Section 2.9(a)
"OTHER FOUNDING STOCKHOLDER'S RELEASE DATE"           Section 2.9(a)
"OUTSTANDING NEXTPOINT COMMON SHARES"                 Section 2.1(a)
"OUTSTANDING NEXTPOINT OPTIONS"                       Section 2.1(a)
"OUTSTANDING NEXTPOINT PREFERRED SHARES"              Section 2.1(a)
"OUTSTANDING PARENT COMMON STOCK"                     Section 2.9(d)
"OUTSTANDING PARENT VOTING SECURITIES"                Section 2.9(d)
"PARENT"                                              the recitals
"PARENT COMMON STOCK"                                 Section 2.1(a)
"PARENT MERGER SHARES"                                Section 2.1(e)
"PARTICIPATION AGREEMENT"                             Section 1.5(a)
"PARTICIPATION AMOUNT"                                Section 2.1(d)
"PERSON"                                              Section 3.1(a)
"PLAN"                                                Section 3.17
"PREFERRED STOCK"                                     Section 2.1(a)
"REGISTRATION RIGHTS AGREEMENT"                       Section 1.5(d)
"FIRST TOTAL PARENT SHARES"                           Section 7.8(a)
"REPORTS"                                             Section 4.5
"REVISED TOTAL MERGER CONSIDERATION"                  Section 7.8(b)
"SECURITIES ACT"                                      Section 2.7
"SERIES A PREFERENCE AMOUNT"                          Section 2.1(d)

"SERIES B PREFERENCE AMOUNT"                          Section 2.1(d)
"SERIES C PREFERENCE AMOUNT"                          Section 2.1(d)
"SERIES A PREFERRED STOCK"                            Section 2.1(a)
"SERIES B PREFERRED STOCK"                            Section 2.1(a)
"SERIES C PREFERRED STOCK"                            Section 2.1(a)
"SPECIAL BALANCE SHEET"                               Section 2.1(d)
"STOCK OPTIONS"                                       Section 2.7
"STOCK PERCENTAGE"                                    Section 2.1(d)
"SUBSIDIARY"                                          Section 3.1(a)
"SURVIVING CORPORATION"                               Section 1.1
"TAX"                                                 Section 3.7(a)
"TAX RETURN"                                          Section 3.7(a)
"TAX RETURNS"                                         Section 3.7(a)
"TAXES"                                               Section 3.7(a)
"THRESHOLD AMOUNT"                                    Section 9.4
"TOTAL MERGER CONSIDERATION"                          Section 7.8(a)
"TRADING DAY"                                         Section 2.1(d)
"TRANSACTION DOCUMENTS"                               Section 1.5
"UNAUDITED BALANCE SHEET"                             Section 3.6(a)
"UNAUDITED BALANCE SHEET DATE"                        Section 3.6(a)

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF REORGANIZATION HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.


EXHIBITS

         Exhibit 1.1                       Form of Merger Documents
         Exhibit 1.5(a)                    Form of Participation Agreement
         Exhibit 1.5(b)                    Form of Escrow Agreement
         Exhibit 8.2(c)                    Form of Investment Letter
         Exhibit 8.2(d)                    Form of Letter Agreement regarding
                                             Options
         Exhibit 8.2(e)                    Form of Employment Agreement
         Exhibit 8.2(f)(i)                 Form of Noncompetition, Nondisclosure
                                             and Developments Agreement (for
                                             Founding Stockholders)
         Exhibit 8.2(f)(ii)                Form of Noncompetition, Nondisclosure
                                             and Developments Agreement (for
                                             Option Holders)
         Exhibit 8.2(i)                    Form of Opinion of Hale and Dorr LLP
         Exhibit 8.3(d)                    Form of Opinion of Testa, Hurwitz &
                                           Thibeault, LLP

SCHEDULES

         Schedule 3.5(a)                   Cobra Product Plan
         Schedule 3.6(c)                   Financial Information
         Schedule 3.26                     S3 Year 2000 Product Compliance
                                             Guidelines
         Schedule 8.2(d)                   List of Certain Option Holders to
                                             Execute Letter Agreement regarding
                                             Options and Noncompetition,
                                             Nondisclosure and Developments
                                             Agreement
         Schedule 8.2(j)                   Required Consents
         Schedule 9.1                      Scheduled Litigation
         NextPoint Disclosure Schedule
              Section 3.1                  Organization, Standing and Power;
                                             Subsidiaries
              Section 3.2                  Capital Structure
              Section 3.4                  Compliance with Laws and Other
                                             Instruments; Non-Contravention
              Section 3.5                  Technology and Intellectual Property
                                             Rights
              Section 3.6                  Financial Statements; Business
                                             Information
              Section 3.7                  Taxes
              Section 3.8                  Absence of Certain Changes and Events
              Section 3.9                  Personal Property; Real Estate
              Section 3.10                 Certain Transactions
              Section 3.11                 Litigation and Other Proceedings
              Section 3.12                 No Defaults
              Section 3.13                 Major Contracts
              Section 3.15                 Insurance and Banking Facilities

              Section 3.16                 Employees
              Section 3.17                 Employee Benefit Plans
              Section 3.19                 Guarantees and Suretyships
              Section 3.24                 Environmental Compliance


NetScout Systems, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule or exhibit so furnished.